Exhibit 10.12
INTEGRATION, SUPPLY AND DISTRIBUTION AGREEMENT
This INTEGRATION, SUPPLY AND DISTRIBUTION AGREEMENT (“Agreement”) is entered into as of July 31, 2024 (the “Effective Date”), by and between Abbott Diabetes Care Inc., a Delaware corporation having its principal office at 1420 Harbor Bay Parkway, Alameda, CA 94502 (“ADC”), and Medtronic MiniMed, Inc., a Delaware corporation with offices at 18000 Devonshire Street, Northridge, CA 91325 (“MDT”). ADC and MDT are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, ADC has developed, among other things, a glucose monitoring system that is marketed by ADC as the “FreeStyle Libre” system and that includes an in vivo glucose sensor and associated electronics that measures, processes, and communicates glucose data to a dedicated handheld reader device or a third-party mobile communication device;
WHEREAS, ADC desires to supply a version of its FreeStyle Libre sensors that will be co-branded and customized to work exclusively with certain MDT Devices; and
WHEREAS, ADC desires to grant MDT the right to market, sell and distribute the ADC MDT Glucose Sensors in connection with the Designated MDT Devices to customers in the Launch Countries, subject to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby agree as follows.
Article I
DEFINITIONS
1.1    [***] means each [***] for which the ADC-MDT System has been Commercialized for at least [***] after Commercial Launch in such [***].
1.2    “Abbott” means Abbott Laboratories, an Illinois corporation.
1.3    “ADC HCI Folder” means a mutually agreed data site folder expressly identified as the ADC Highly Confidential Information Folder.
1.4    “ADC Highly Confidential Information” means any FreeStyle Libre Technology (including technical specifications (e.g., APIs and SDKs) and supporting documentation), or other Confidential Information of ADC, in each case that is posted by ADC to the ADC HCI Folder in accordance with Section 3.6(a).
1.5    “ADC Improvement IP” means patents or patent applications that claim rights to inventions that were developed, invented, discovered, reduced to practice or created by MDT or its Affiliates as a result of using ADC Highly Confidential Information or ADC’s Confidential

Information. For the avoidance of doubt, any ADC Improvement IP expressly excludes ADC’s Background IP and Joint IP.
1.6    [***]
1.7    “ADC Libre System” means a glucose monitoring system consisting of the ADC MDT Glucose Sensors, FreeStyle Libre Technology and ADC proprietary software that enables the receipt, control and display of glucose values.
1.8    “ADC Licensed Background IP” means ADC’s Background IP under its Control (including, the ADC Highly Confidential Information). Notwithstanding the foregoing, in the event of a Merge Transaction involving ADC, any Intellectual Property Controlled by the Merged Third Party immediately before the consummation of such Merge Transaction shall be excluded from ADC Licensed Background IP.
1.9    “ADC Marks” means those Abbott and ADC Trademarks set forth on Schedule 1.7, as may be updated from time to time by ADC.
1.10    “ADC MDT Glucose Sensors” means, (a) the FreeStyle Libre 3 Plus Sensor [***] to be supplied by or on behalf of ADC to MDT for a Launch Country in accordance with Article IX that are configured to work only with Designated MDT Devices.
1.11    “ADC-MDT System” means an insulin delivery system developed pursuant to the Integration Plan combining an ADC Libre System with a Designated MDT Device.
1.12    “ADC-MDT System Data” means all data generated by the ADC MDT Glucose Sensors or the Designated MDT Device when part of the ADC-MDT System.
1.13    “ADC Potentially Infringing Item” has the meaning set forth in Section 16.4.
1.14    “ADC Proportionate Share” has the meaning set forth in Section 16.4.
1.15    “ADC Sensors” means the FreeStyle Libre 3 Plus Sensor [***].
1.16    “ADC Sensor Data” means all data generated by the ADC MDT Glucose Sensors when incorporated with or used in conjunction with the Designated MDT Devices in the ADC-MDT System. ADC Sensor Data expressly includes: (i) ADC MDT Glucose Sensor information (serial number, model number, and firmware version), (ii) glucose information (interpreted glucose values and glucose rate of change), (iii) output by the ADC MDT Glucose Sensor, and (iv) ADC MDT Glucose Sensor operating information (sensor life counter, sensor status, and error flags). ADC Sensor Data does not include MDT System Data.
1.17    “ADC Specifications” means, with respect to each ADC MDT Glucose Sensor, the written specifications and standards established by ADC. Any material changes to the ADC Specifications will be subject to mutual agreement in accordance with Section 4.1 or Section 4.2; provided that (i) any changes to the ADC Specifications specified in the Integration Plan are deemed mutually agreed; and (ii) any changes required pursuant to Applicable Laws or based on a change of a component manufacturer due to insolvency or manufacturer’s failure to supply may be implemented by ADC with written notice to MDT.
1.18    “Affiliates” means any Person that controls, is controlled by or is under common control with a Party (or other Person). For purposes of this definition, “control” shall mean (a) in the case of corporate Persons, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate Persons, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of the subject Person.
1.19    “Alliance Manager” has the meaning set forth in Section 2.8.
1.20    “API” means application program interface.
1.21    “Applicable Law” means any national, international, supranational, multinational, provincial, federal, state or local law (in each case, whether United States or non-United States or otherwise, and whether statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by an Authority that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.22    “Approved Person” means:
(a)    with respect to MDT, [***]; and
(b)    with respect to ADC, [***].
1.23    “Background IP” has the meaning set forth in Section 5.1.
1.24    “Best Efforts” means efforts that a prudent entity desirous of promptly achieving a result of critical importance would use in similar circumstances to ensure that such result is achieved. Without limiting the foregoing, Best Efforts of MDT with respect to obtaining regulatory clearance for the ADC MDT Glucose Sensors in a country requires that MDT: (a) promptly assign responsibility for such obligation to its specific, sufficiently skilled employees who are held accountable for progress and monitor such progress on an ongoing basis; (b) set and consistently seek to achieve specific and meaningful objectives for promptly carrying out such obligation; (c) consistently make and implement decisions and allocate sufficient resources designed to advance progress with respect to such objectives, (d) perform any required clinical study requested by a regulatory authority in such country, (e) file for all necessary regulatory approvals and clearances as soon as possible, and (f) promptly respond to any requests from the applicable regulatory authorities in such country.
1.25    “Business Days” means any day other than Saturday or Sunday on which banking institutions in New York, New York are open for business.

1.26    “Calendar Quarter” means each period of three (3) consecutive months commencing respectively on January 1, April 1, July 1 and October 1 and ending respectively on March 31, June 30, September 30 and December 31, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the last day of the quarter in which the Effective Date occurs.
1.27    “Calendar Year” means each period commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and December 31st of that year.
1.28    “cGMPs” means the current good manufacturing practices applicable to the manufacturing of a product, including the current good manufacturing practices as specified and enforced under various Applicable Laws and standards including the Quality System Regulation, 21 C.F.R. Part 820, ISO 13485, and similar Applicable Laws and standards in the Territory.
1.29    “Change of Control” means, with respect to a Party, (a) the acquisition of such Party by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least 50% of the combined voting power of the surviving entity immediately after the transaction, (b) a sale, lease or other conveyance of all or substantially all of the assets of such Party to a third party including without limitation, a grant of an exclusive license to all or substantially all of such Party’s Intellectual Property or (c) the formation of a joint venture, partnership, or other similar agreement that effectively transfers the management, operations, or control of a Party to another entity.
1.30    “Claim” means any and all Third Party claims, defenses, demands, causes of action, suits, choses in action, controversies, actions, judgments, liens, indebtedness, damages, losses, attorney’s fees, expert’s fees, expenses, liabilities, and proceedings of whatever kind and character.
1.31    “Commercialize” or “Commercialization” means activities directed at the promoting, marketing, offering for sale, selling, distributing, importing and exporting of a product.
1.32    “Commercial Launch” means, on a country-by-country basis, the date of the first commercial sale of the ADC MDT Glucose Sensors in a Launch Country.
1.33    “Commercialization Plans” has the meaning set forth in Section 7.1(a).
1.34    “Commercially Reasonable Efforts” means [***].
1.35    “Competitor” means a Person other than MDT or ADC or their Affiliates that a Party, upon due inquiry, [***].
1.36    “Confidential Information” means all information, including information relating to products (including development or production), customers, suppliers, data, processes,

prototypes, samples, plans, marketing plans, reports, forecasts, software (including source code), technical, financial, commercial or personal information or data, research, research results, strategies, and trade secrets that: (i) is disclosed by or on behalf of one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in writing, orally, visually or in another form, including any such information disclosed prior to the Effective Date; and (ii) if disclosed in writing or visually, is conspicuously marked as Confidential Information of the Disclosing Party. Confidential Information does not include any information that is:
(a)    already known to the Receiving Party, as evidenced by its written records, prior to receipt thereof under this Agreement;
(b)    disclosed to the Receiving Party by a Third Party who has no obligations of confidentiality to the Disclosing Party;
(c)    generally known or accessible to the public or in the public domain at the time of disclosure, or becomes generally known or accessible to the public or part of the public domain other than through breach of this Agreement by the Receiving Party (in which instance, the Receiving Party’s obligations and liabilities for treatment of such information prior to its entering the public domain shall not be affected or diminished); or
(d)    independently developed by or for the Receiving Party as evidenced by its written records, without reference to Confidential Information received from the Disclosing Party.
1.37    “Consent” means a form of consent that is legally valid under applicable Data Protection Laws.
1.38    “Control” or “Controlled” means, with respect to any Intellectual Property rights that a Party has the legal authority or right, whether by ownership, license, covenant not to sue, or otherwise (other than by operation of the license and other grants in this Agreement) to grant to the other Party a license or sublicense under, or access or right to use, such Intellectual Property rights, on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party.
1.39    “Critical Issues” has the meaning set forth in Section 12.3(b).
1.40    “CSII System” means a continuous subcutaneous insulin infusion delivery system.

1.41    “Data Protection Laws” means all Applicable Laws, as well as all generally applicable industry or self-regulatory standards in each country within the Territory relating to the Processing or release, transfer, provision of, providing access to, or divulging in any other manner of Personal Information, data protection, data security, and data privacy, including where applicable the guidance and codes of practice and decisions issued by any Governmental Authority, as amended or superseded from time to time, in each case, that are in effect as of the Effective Date, as they become effective, and as amended or superseded, from time to time. To the extent applicable to the Territory, such Data Protection Laws include Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended, (collectively, “HIPAA”); the CAN-SPAM Act of 2003; the Telephone Consumer Protection Act, the General Data Protection Regulation ((EU) 2016/679) (“GDPR”), EU member state laws implementing GDPR, the UK Data Protection Act 2018 and any other applicable data protection laws or regulations.
1.42    “Data Security Breaches” means any actual or reasonably suspected (a) unauthorized access to, acquisition of, or use of Personal Information; (b) unauthorized or accidental loss, alteration, disclosure, or destruction of Personal Information; (c) compromise, intrusion, interference with, or unauthorized access to networks, systems, databases, servers, or electronic or other media on which Personal Information is Processed or from which Personal Information may be accessed, including those of an agent or subcontractor; or (d) other circumstance that actually or is reasonably suspected of compromising, or could compromise, the privacy, security, confidentiality, availability, or integrity of any Personal Information or the proper functioning of the network resources of ADC or MDT.
1.43    “Designated MDT Device” means a MDT Insulin Device designed to receive and process data from, and perform certain other functions in connection with, an ADC MDT Glucose Sensor, including without limitation any MDT Insulin Device identified on Schedule 1.32 and any updates, upgrades, improvements, enhancements, new versions and successor devices of any of the foregoing that is an MDT Insulin Device. A Designated MDT Device does not include an ADC MDT Glucose Sensor.
1.44    “Dosing Algorithms” means algorithms that process estimated analyte values received from a continuous analyte monitoring system to automatically control the delivery of insulin to a patient through a continuous subcutaneous insulin infusion device or to provide insulin dosing recommendations for delivery through a connected insulin pen.
1.45    “Disclosing Party” has the meaning set forth in Section 1.35.
1.46    “Existing Users” means users of the ADC-MDT System as of the date of termination or expiration of this Agreement.
1.47    “Failure to Supply” has the meaning set forth in Section 7.3(a)(ii).
1.48    “Firm Order Period” has the meaning set forth in Section 9.2(a).

1.49    “FOSS” means any software (object code or source code) (a) which is distributed as free software or open source software (including under any license meeting the Open Source Initiative’s Open Source Definition as amended, revised or updated from time to time (http://www.opensource.org/docs/osd), or (b) which is distributed with access to its source code (or any part thereof) and where the recipient could be placed under an obligation to ensure that any further distribution of such software (or source code of software derived from such software, if required by the applicable open source license) takes place on the same or similar terms, or (c) which is distributed as free software or open source software on terms that could require or condition the use or distribution of any portion of such software, other material, or derivatives thereof, on (i) the distribution of any data or material therewith, or (ii) the granting to licensees of the right to make derivative works or other modifications to such software or other material or portions thereof.
1.50    “FreeStyle Libre 3 Plus Sensor” means the on-body device (including an in vivo continuous glucose monitoring sensor, electronics and functions performed by the electronics (e.g., communication)) as well as any updates to such on-body device, that is part of the system marketed by ADC as the “FreeStyle Libre 3 Plus system.”
1.51    “FreeStyle Libre Documentation” means the specifications, libraries or applications provided by or on behalf of ADC to MDT and its Affiliates for use with the ADC MDT Glucose Sensors including [***].
1.52    “FreeStyle Libre Security Credentials” means the security credentials provided by or on behalf of ADC to MDT and its Affiliates including [***].
1.53    “FreeStyle Libre Technology” means the FreeStyle Libre Documentation and FreeStyle Libre Security Credentials.
1.54    [***]
1.55    “Highly Confidential Information” means the ADC Highly Confidential Information or the MDT Highly Confidential Information, as applicable.
1.56    “HIPAA” has the meaning set forth in Section 1.40.
1.57    “Initial Commercialization Plan” has the meaning set forth in Section 7.1(a).
1.58    “Initial Forecast” has the meaning set forth in Section 9.2(a).
1.59    “Initial Launch Country” has the meaning set forth in Section 7.1(a).
1.60    “Integration Plan” has the meaning set forth in Section 3.1.
1.61    “Intellectual Property” or “IP” means all patents, patent applications, continuations or continuations-in-part of patents or patent applications, divisionals of patents or patent applications, copyrights, works of authorship, copyrightable subject matter, moral rights, trade secrets, know-how, and all other proprietary and intellectual property rights in discoveries and inventions (whether or not patentable), but not including Trademarks.
1.62    “Joint IP” has the meaning set forth in Section 5.3.
1.63    “JSC” has the meaning set forth in Section 2.1.
1.64    “Label” and “Labeling” mean any written, printed, or graphic material that is affixed to an ADC MDT Glucose Sensor, Designated MDT Device or their respective packaging.
1.65    “Launch Country(ies)” has the meaning set forth in Section 7.1(a).
1.66    “Launch Country Commercialization Plan” has the meaning set forth in Section 7.1(a).
1.67    “Licensed ADC Improvement IP” has the meaning set forth in Section 6.2 (a).
1.68    “Licensed MDT Improvement IP” has the meaning set forth in Section 6.2 (b).
1.69    “Losses” shall have the meaning set forth in Section 16.1.
1.70    “Mandatory Disclosure” has the meaning set forth in Section 13.2(b).
1.71    “Master Materials” has the meaning set forth in Section 7.4.
1.72    “Master Packaging & Labeling” has the meaning set forth in Section 7.4(a).
1.73    “MDT ADC Code” means any code developed by MDT using the FreeStyle Libre Technology.
1.74    “MDT App(s)” means a cloud-based mobile application, including the application currently marketed as the MiniMed MobileTM app or InPenTM app, capable of (a) receiving and displaying the ADC-MDT System Data; (b) providing software updates to the Designated MDT Devices; or (c) providing insulin dosing advice, or remote bolus advice for the applicable Designated MDT Device.
1.75    “MDT Dosing Sub-System” means the subset of the MDT System, which includes Dosing Algorithms and receives, interprets, and deciphers data and information from the ADC MDT Glucose Sensors or ADC-MDT System and will, among other things, automatically dose insulin via the applicable Designated MDT Device.
1.76    “MDT Cloud” means the MDT owned or Controlled cloud-based system and data management platform that is used in conjunction with, and may be accessed by, the MDT Web Application and MDT App.

1.77    “MDT Connected Pen” means a connected smart pen designated and capable of administering insulin and used for dosing decision-making for multiple-daily injections of insulin.
1.78    “MDT HCI Folder” means a mutually agreed data site folder expressly identified as the MDT Highly Confidential Information Folder.
1.79    “MDT Highly Confidential Information” means the technical specifications and documentation for the Designated MDT Devices or other Confidential Information of MDT, in each case that is posted by MDT to the MDT HCI Folder in accordance with Section 3.7(a).
1.80    “MDT Improvement IP” means patents or patent applications that claim rights to inventions that were developed, invented, discovered, reduced to practice or created by ADC or its Affiliates as a result of using MDT Highly Confidential Information or MDT’s Confidential Information. For the avoidance of doubt, any MDT Improvement IP expressly excludes MDT’s Background IP and Joint IP.
1.81    “MDT Indemnitees” means ADC, its Affiliates, and any directors, officers, agents, and employees of the foregoing.
1.82    “MDT Infusion Pump” means a subcutaneous infusion pump capable of infusing insulin to manage blood glucose.
1.83    “MDT Insulin Devices” means an insulin delivery device that is either MDT Connected Pens or MDT Infusion Pumps, together with the relevant disposable supplies (e.g., cartridges and infusion sets)) and components that (a) are used in connection with the MDT Infusion Pump or MDT Connected Pen, (b) communicate with or control the MDT Infusion Pump or MDT Connected Pen, and (c) may store, process or display data related to the ADC-MDT System. MDT Insulin Devices shall not include a standalone continuous glucose monitor.
1.84    “MDT Licensed Background IP” means MDT’s Background IP under its Control (including, the MDT Highly Confidential Information). Notwithstanding the foregoing, in the event of a Merge Transaction involving MDT, any Intellectual Property Controlled by the Merged Third Party immediately before the consummation of such Merge Transaction shall be excluded from MDT Licensed Background IP.
1.85    “MDT Marks” means those Trademarks set forth on Schedule 1.72, as may be updated from time to time by MDT.
1.86    “MDT Potentially Infringing Item” has the meaning set forth in Section 16.5.
1.87    “MDT Proportionate Share” has the meaning set forth in Section 16.5.
1.88    “MDT Protection Technology” has the meaning set forth in Section 3.6(c).
1.89    “MDT System” means an insulin delivery system that is comprised of the following components that are all designed, developed and manufactured by, or on behalf of, or otherwise owned or Controlled by MDT (a) Designated MDT Devices, (b) the MDT Dosing Sub-System, (c) the MDT App, and (d) MDT Cloud. The MDT System expressly excludes the ADC Libre System.
1.90    “MDT System Data” means all data generated by the MDT System. MDT System Data does not include ADC Sensor Data.
1.91    “MDT Web Application” means a MDT developed or Controlled web-based diabetes management application accessible by end users or professional users that displays ADC-MDT System Data.
1.92    “Merge Transaction” means the acquisition by a Third Party of a Party, or any transaction in which all or substantially all the assets of a Third Party merge with the assets of a Party or in which all or substantially all of the assets of a Party are sold to a Third Party.
1.93    “Merged Third Party” means a Third Party involved in a Merge Transaction, including any of such Third Party’s Affiliates existing immediately before the consummation of such Merge Transaction.
1.94    [***]
1.95    “Minimum Order Quantity” shall have the meaning set forth in Schedule 1.81.
1.96    [***]
1.97    “Non-Conforming Product” shall have the meaning set forth in Section 9.3(b).
1.98    “Offer Period” has the meaning set forth in Section 4.3.
1.99    “Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, other entity or organization of any kind or nature, including an Authority.
1.100    “Personal Information” means any information or set of information relating to an identified or identifiable individual, directly or indirectly, Processed by MDT through the ADC-MDT System, regardless of the medium in which such information is displayed or contained, which shall include (a) all information that identifies that individual or could reasonably be used to identify such individual, (b) all “protected health information” as defined by HIPAA, (c) all information, “personal data” such as identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of a natural individual, as defined by or to which any applicable Data Protection Laws apply, and (d) any information subject to an express written agreement of MDT to treat such information not otherwise included by applicable Data Protection Laws as Personal Information. For the purposes of this Agreement, Personal Information includes ADC-MDT System Data.

1.101    “Process”, “Processing” and “Processed” means any operation or set of operations that is performed on Personal Information within an entity that maintains such information, including use, collection, recording, maintaining, organization, storage, adaptation, modification, retrieval, consultation, retention, alteration, dissemination, transmission, access, transfer, combination, erasure, destruction, deidentification, or pseudonymization or as defined by applicable Data Protection Laws. Processing does not mean Disclosure.
1.102    “Project Leader” has the meaning set forth in Section 2.7.
1.103    “Purchase Order(s)” means a purchase order issued by MDT under this Agreement that sets forth (a) the quantities and types of ADC MDT Glucose Sensors requested for delivery by ADC to MDT or its designee(s), (b) the requested delivery dates, (c) shipment destination (which shall be limited to destinations defined under this Agreement), (d) preferred carrier, and (e) address for submission of invoices.
1.104    “Purchase Price” means [***].
1.105    “Purchase Price Payment” has the meaning set forth in Section 10.1.
1.106    “Purchase Volume High Threshold” means when MDT sales of ADC MDT Glucose Sensors pursuant to this Agreement, directly or indirectly through multiple tiers of distribution, for an individual [***] meet or exceed [***], directly or indirectly through multiple tiers of distribution, in that [***].
1.107    “Purchase Volume Threshold” means, when MDT sales of ADC MDT Glucose Sensors pursuant to this Agreement, directly or indirectly through multiple tiers of distribution, in aggregate for all [***], directly or indirectly through multiple tiers of distribution, in aggregate for all [***].
1.108    “Quality Agreement” has the meaning set forth in Section 8.1.
1.109    “Receiving Party” has the meaning set forth in Section 1.36.
1.110    “Regulatory Approval” means, with respect to any particular country or other jurisdiction, the technical, medical and scientific licenses, registrations, authorizations and approvals of any Governmental Authority necessary for the development, pre-clinical and clinical testing, manufacture, distribution, marketing, promotion, offering for sale, use, import, export, sale or other commercialization of a medical device in such country or other jurisdiction, including pre- and post-approvals, pricing or reimbursement approvals, Labeling approvals and technical, medical and scientific licenses.
1.111    “Regulatory Plan” has the meaning set forth in Section 3.41.1(a).
1.112    “Restricted ADC Sensor Data” means the following subparts of the ADC Sensor Data: (a) [***]; (b) [***]; (c) other proprietary glucose data parameters of the ADC MDT Glucose Sensors that could not be obtained through the use of FreeStyle Libre 3 Plus Sensor as a stand-alone system; and (d) ADC clinical trial data that is not in the public domain.

1.113    “Restriction” has the meaning set forth in Section 15.1(h).
1.114    “Rolling Forecast” has the meaning set forth in Section 9.2(a).
1.115    “Senior Officers” means, in the case of ADC, the President of ADC and, in the case of MDT, the President of MDT.
1.116    “Service Provider” means any Person that Processes or receives Personal Information for a business purpose pursuant to a written agreement.
1.117    “Software Protection Provider” has the meaning set forth in Section 3.6(c).
1.118    “Sole IP” has the meaning set forth in Section 5.1.
1.119    “Stand Alone Sensor” shall mean a continuous glucose monitor on body component that is not integrated with nor forms part of an integrated solution that uses a MDT Insulin Device. [***]
1.120    “System Pen Testing” has the meaning set forth in Section 12.2(b).
1.121    “Tax” means any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.
1.122    “Territory” means worldwide
1.123    “Third Parties” means any Person other than ADC or MDT or their respective Affiliates or Service Providers.
1.124    [***]
1.125    “Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos, taglines, slogans, certification marks, Internet domain names, corporate names, business names and all other source indicators, whether registered or unregistered, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith throughout the world, and all rights therein provided by international treaties and conventions.
1.126    “Unit” means one (1) 15-day ADC MDT Glucose Sensor contained in an individually packed single-unit box [***].
1.127    [***]

1.128    [***]
Article II
GOVERNANCE
2.1    Joint Steering Committee. The Parties hereby form a joint steering committee (“JSC”) to facilitate communications between the Parties related to the activities under this Agreement and to aid in long-range planning in connection with the development and Commercialization of the ADC-MDT System. The JSC shall include [***]. The initial Members of the JSC [***] are set forth on Schedule 2.1. Each Party shall use Commercially Reasonable Efforts to maintain the continuity of its representation, but may, if needed and by giving prior email notification to the other Party, (a) replace any or all of its representatives at any time by giving prior written notification to the other Party, (b) appoint a proxy at any time by giving prior written notification to the other Party, or (c) designate an alternative lead member.
2.2    JSC Meetings. The JSC shall meet at least quarterly during the Term, or more frequently as agreed to by the Parties. Such meetings alternating between locations designated by ADC and locations designated by MDT. Any costs and expenses incurred by a Party or its representatives related to a JSC meeting, including, if applicable, travel or telecommunication expenses, shall be borne by such Party. If a representative of a Party is unable to attend a meeting, the Party may designate an alternate to attend such meeting in place of the absent representative. Each Party may, in its reasonable discretion, invite other employees of such Party to attend meetings of the JSC. Each Party shall provide advance notice of any additional attendees it will include at a meeting of the JSC and shall keep the JSC reasonably informed of its progress and activities under this Agreement. Each Party shall be responsible for calling meetings with reasonable advance notice. Any member of the JSC may make proposals for agenda items and shall provide all appropriate information with respect to such proposals reasonably in advance of the applicable meeting. The Parties shall alternate in preparing and circulating for review and approval of the other Party minutes of each meeting of the JSC within five (5) business days after each such meeting. The Parties shall agree on the minutes of each meeting promptly thereafter.
2.3    JSC Responsibilities. The JSC shall provide oversight for the collaboration between the Parties under this Agreement, including [***]. For clarity, notwithstanding the role of the JSC in reviewing and approving the initial Regulatory Plan and initial Commercialization Plan, MDT will have and retain final responsibility for and right to control, subject to good faith discussions between the Parties and except to the extent it relates to ADC Libre Matters (i) all actions regarding regulatory filings and procedures for approval of the Designated MDT Devices and the ADC-MDT System in each Launch Country, as applicable, and (ii) the marketing, sales, and go-to-market strategy for the Designated MDT Devices, ADC MDT Glucose Sensors, and the ADC-MDT System in each Launch Country. The Parties shall mutually agree on regulatory matters regarding the ADC MDT Glucose Sensors and any components of the ADC-MDT System that discusses the ADC MDT Glucose Sensors in their filings or communications with Regulatory Authorities.

2.4    Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) member appointed by each Party, and a quorum shall be required for adoption of standing rules. Members of the JSC may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants. The JSC shall take actions by unanimous affirmative vote, with each Party having a single vote irrespective of the number of representatives of such Party in attendance.
2.5    JSC Dispute Resolution. The JSC shall act in good faith to resolve all issues before it. If the JSC cannot, or does not, reach consensus on an issue, then the dispute shall be first referred to the Senior Officers of the Parties, who shall confer in good faith on a resolution of the issue. Each Party may designate a JSC member and legal representative to attend such meetings of the Senior Officers. Any final decision mutually agreed to by the Senior Officers of the Parties shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then, such dispute shall be resolved pursuant to Section 17.11(b). Disputes arising between the Parties under this Agreement that are outside of the responsibilities of the JSC, shall be resolved pursuant to Section 17.11(b).
2.6    No Binding Powers. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement, and no such rights, powers, or discretion shall be given to the JSC beyond those in this Article II. The JSC shall not have the power to bind the Parties (except for the approval rights expressly provided for in this Article II, or to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Sections 17.4 and 17.8.
2.7    Project Leaders. Within thirty (30) days after the Effective Date, each Party shall appoint one of its employees as the project leader for such Party (the “Project Leader”). The Project Leaders shall meet on a monthly basis or as mutually agreed by the Parties at such locations or by such means as the Parties agree. The Project Leaders will jointly coordinate the day-to-day work of the Parties under this Agreement and jointly report progress to the JSC. Each Party may replace its Project Leader or appoint a proxy at any time by giving prior written notification to the other Party. Any costs and expenses incurred by a Party or its representatives related to a Project Leader’s time and activities, including, if applicable, travel or telecommunication expenses, shall be borne by such Party. Project Leaders may attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participant. The Parties shall be free to appoint the Project Leader as a member of the JSC.
2.8    Alliance Managers. Within thirty (30) days after the Effective Date, each Party shall appoint an individual, to act as the alliance manager for such Party (the “Alliance Manager”). Each non-member Alliance Manager of the Parties shall thereafter be permitted to attend meetings of the JSC and any subcommittee as an observer. The Alliance Managers shall be the point of contact for the Parties regarding the contractual and business aspects of the collaboration during the Term. Each Party may replace its Alliance Manager or appoint a proxy at any time by giving prior written notification to the other parties. Each party shall pay for its own Alliance Manager’s time and activities.
Article III
DEVELOPMENT PROGRAM
3.1    Integration Program Generally.
(a)    Integration Plan. Within [***] after the Effective Date or such timeframe as decided by the JSC, the Parties shall jointly prepare and submit to the JSC for approval a development plan covering each Party’s responsibilities in developing the ADC-MDT System (the “Integration Plan”), which plan shall be consistent with the terms of this Article III, and shall take into account any regulatory clearances that may be required for Commercialization of the ADC MDT Glucose Sensors in accordance with this Agreement. Each Party shall keep the JSC informed and updated regarding its conduct of the Integration Plan. The aspects of the final architecture of the ADC-MDT System that impact or may reasonably be expected to impact the performance of the ADC MDT Glucose Sensors (other than the internal architecture and technology of the Designated MDT Devices) shall be mutually agreed by the Parties through the JSC. If the Parties are unable to reach agreement on the terms of the Integration Plan within such [***] period (as may be updated by the JSC), then either Party may refer the matter to the Senior Officers for resolution pursuant to Section 2.5. The Integration Plan may be amended by the JSC to include or change roles, responsibilities and timelines for any technical work required for development of the ADC-MDT System. In the event the JSC is unable to reach agreement on any proposed update to the Integration Plan, such dispute shall be resolved in accordance with the terms of Section 2.5.
(b)    Execution of Integration Plan. Subject to the terms of this Agreement, each Party shall use Commercially Reasonable Efforts to complete the activities assigned to it in the Integration Plan and will contribute reasonable time, resources, personnel and materials, including for purposes of clinical trials, as specifically set forth in the Integration Plan. Notwithstanding anything to the contrary herein, neither Party shall be obligated to conduct any development activities related to the ADC-MDT System until the Integration Plan has been approved by the Parties or their Senior Officers.
(c)    Knowledge Transfer for Integration and Commercialization. In accordance with this Article III and the Agreement, ADC shall provide sensor related technology to support the integration and development of the ADC MDT Glucose Sensors and the ADC-MDT System, including technical specifications [***], supporting documentation and technical support for integration or interfacing of the Designated MDT Devices with the ADC MDT Glucose Sensors and [***]. MDT shall provide the Designated MDT Devices and any related technology required to support the integration and development of the ADC MDT Glucose Sensors. ADC will not provide or disclose to MDT or any MDT personnel any ADC Highly Confidential Information except in accordance with Section 3.6(a). MDT will not provide or disclose to ADC or any ADC personnel any MDT Highly Confidential Information except in accordance with Section 3.7(a).

3.2    MDT Integration Activities.
(a)    Integration of ADC-MDT System. MDT shall be primarily responsible for developing the ADC-MDT System in collaboration with ADC in accordance with the Integration Plan; provided that use of the ADC Marks is subject to Section 6.3. MDT shall be responsible for all clinical trials for the ADC-MDT System, and for any Dosing Algorithms for the ADC-MDT System and the features and operation of the ADC-MDT System, including [***].
(b)    Assistance. MDT shall provide reasonable assistance to ADC to the extent necessary for the design and development by ADC of the aspects of the ADC MDT Glucose Sensors that allow ADC Sensor Data to be displayed, interpreted and processed by the ADC-MDT System. In particular, subject to Section 3.7, MDT shall provide to ADC the MDT Licensed Background IP. MDT shall also provide ADC with reasonable quantities of test devices and MDT internally created or testing tools, in each case as reasonably necessary for ADC to develop the ADC MDT Glucose Sensors.
(c)    Data Management. Each party will provide reasonable assistance to the other party to the extent necessary to enable the ADC-MDT System to receive and Process ADC Sensor Data. MDT shall ensure that its MDT Cloud identifies the ADC Sensor Data in a manner that enables traceability of such ADC Sensor Data.
3.3    ADC Integration Activities.
(a)    Integration of ADC Libre System. ADC shall be responsible for all development of the ADC MDT Glucose Sensors, including any software, APIs, interfaces, and protocols that may be required to transmit data derived from the ADC MDT Glucose Sensors to the ADC-MDT System.
(b)    Assistance. ADC shall provide reasonable assistance to MDT to the extent necessary for the design and development by MDT of the aspects of the ADC-MDT System that allow ADC Sensor Data to be displayed, interpreted and processed by the ADC MDT Glucose Sensors and the ADC-MDT System. In particular, subject to Section 3.6, ADC shall provide to MDT the FreeStyle Libre Technology. ADC shall also provide MDT with reasonable quantities of test sensors and ADC internally created development or testing tools, in each case as reasonably necessary for MDT to develop, test and conduct clinical trials for the ADC-MDT System.
3.4    Regulatory Matters.
(a)    Regulatory Plan. Within [***], the Parties shall jointly prepare and submit to the JSC for approval a regulatory plan (“Regulatory Plan”) for the ADC-MDT System, which plan shall be consistent with the terms of this Section 3.4 and include provisions for (i) regulatory governance, (ii) clarification of MDT’s right to reference ADC regulatory filings, (iii) regulatory matters, including potential clinical trials to be conducted by MDT; and (iv) coordinated efforts related to regulatory communications for each Party’s technologies as may impact the ADC-MDT System. The Parties shall mutually agree on regulatory matters regarding the ADC MDT Glucose Sensors and any components of the ADC-MDT System that discusses the ADC MDT Glucose Sensors in their filings or communications with Regulatory Authorities. If the Parties are unable to reach agreement on the Regulatory Plan within such [***] period, either Party may refer the matter to the JSC for resolution at its next meeting. If the JSC is unable to resolve the dispute within thirty (30) days after its next meeting, either Party may refer the matter to the Senior Officers for resolution pursuant to Section 2.5.
(b)    Status and Updates. The Parties agree to regularly present and discuss the status of their regulatory activities hereunder, and any proposed updates to the Regulatory Plan, at the JSC meetings, or more frequently as needed to keep each other reasonably informed of regulatory matters related to the ADC-MDT System. MDT shall provide ADC with summaries or copies, as appropriate, of (i) all filings for Regulatory Approvals for the ADC-MDT System contemporaneously with MDT’s submission of such filings and (ii) all ADC Libre System-related written or electronic correspondence (other than filings for Regulatory Approvals) relating to the development of the ADC-MDT System received by or on behalf of MDT from, or sent by or on behalf of MDT to, Governmental Authorities. If MDT intends to update its regulatory filings or technical information or documentation necessary for MDT to obtain and maintain Regulatory Approvals for the MDT System or ADC-MDT System related to the ADC Libre System, MDT shall notify ADC in writing of any proposed updates no later than thirty (30) days prior to the filing or implementation, as applicable, so long as such notice doesn’t delay MDT’s response to FDA deadlines.
(c)    MDT Responsibilities. MDT shall be solely responsible for obtaining and maintaining Regulatory Approvals and ongoing communication with Governmental Authorities for the ADC-MDT System and performing all testing (including system, human factors, or clinical) required for such approval as contemplated by the Integration Plan; provided that (i) for the portion of the ADC-MDT System filing that is related to the ADC MDT Glucose Sensors, such Regulatory Approvals and ongoing communication with Governmental Authorities shall be a joint effort between the Parties, and (ii) ADC shall have final decision-making authority with respect to any ADC Libre Matters. When requested by MDT, ADC shall use Commercially Reasonable Efforts to provide support, including participation in joint meetings with Governmental Authorities, as necessary to assist in obtaining and maintaining Regulatory Approval of the ADC-MDT System. For clarity, notwithstanding the role of the JSC in reviewing and approving the initial Regulatory Plan, MDT will have and retain final responsibility for and right to control, subject to good faith discussions between the Parties, all actions regarding regulatory filings and procedures for approval of the Designated MDT Devices, and the ADC-MDT System in each Launch Country, as applicable.
(d)    ADC Responsibilities. ADC shall be solely responsible for obtaining and maintaining Regulatory Approvals and ongoing communication with Governmental Authorities for the ADC Libre System, and performing all testing (including system, human factors, or clinical) required for such approval. In addition, ADC shall be solely responsible for obtaining and maintaining integrated continuous glucose monitoring approval from the FDA for the ADC Libre System for commercialization in the Launch Countries. When requested by ADC, MDT shall provide reasonable support, including (i) participation in joint meetings with Governmental

Authorities to assist in obtaining and maintaining Regulatory Approval of the ADC Libre System that can be used with the ADC-MDT System, and (ii) for testing and verification of the incorporation of the data generated by the ADC Libre System into the ADC-MDT System.
(e)    Reasonable Assistance. Each Party shall provide the assistance described in this Section 3.4 and shall otherwise cooperate with the other Party as reasonably necessary to obtain or maintain Regulatory Approval of the ADC MDT Glucose Sensors and the ADC-MDT System, including providing reasonably requested information or documents. Any such information or documents that are non-public shall be used by the receiving Party solely for the purpose of obtaining or maintaining Regulatory Approval. If the disclosing Party determines in its reasonable discretion that any information or documents requested pursuant to this Section 3.4 contains information of a sensitive nature, the disclosing Party shall have the right to provide such information or documents in confidence directly to the applicable Authorities rather than to the other Party, provided that the disclosing Party timely provides the submission to the applicable Authorities and notifies the other Party of the submission.
3.5    Costs. Unless otherwise expressly provided for in this Agreement, the Integration Plan or Regulatory Plan, [***].
3.6    Use of ADC Highly Confidential Information.
(a)    Disclosure and Use of ADC Highly Confidential Information. ADC will not disclose or provide any ADC Highly Confidential Information to MDT or its personnel except as set forth in this Section 3.6(a). For any written materials, including any FreeStyle Libre Documentation, FreeStyle Libre Security Credentials, and any other specifications, software code, documentation, APIs, SDKs, data, charts, presentations, or emails, ADC will provide access to such materials only to the MDT Approved Person by posting such materials to the ADC HCI Folder. In addition, certain related Confidential Information of ADC that is disclosed orally may be deemed to be ADC Highly Confidential Information only if (i) prior to disclosing such information, ADC informs the designated MDT Approved Person in writing that ADC intends to disclose ADC Highly Confidential Information together with a general description of such information, (ii) the MDT Approved Person agrees in writing to receive such ADC Highly Confidential Information, and (iii) promptly after disclosure, ADC posts the written notice, general description, and MDT agreement to receive such ADC Highly Confidential Information into the ADC HCI Folder. Subject to the terms and conditions of this Agreement, MDT shall use the ADC Highly Confidential Information solely in accordance with this Agreement and for (A) development of the ADC-MDT System, (B) distribution of the FreeStyle Libre Technology included in the ADC MDT Glucose Sensors and the ADC-MDT System and (C) ongoing support of the ADC-MDT System. MDT shall not provide ADC Highly Confidential Information to any Affiliates or Third Parties (except in accordance with Sections 3.6(b) and 3.6(c)) and shall ensure that only Approved Persons receive access to the ADC Highly Confidential Information. MDT shall maintain a written list of Approved Persons, promptly update the list with any additions or deletions, and provide a copy of the current list to ADC within three (3) Business Days after ADC’s request therefor. For clarity, such list shall be MDT’s Confidential Information.

(b)    Responsibilities. MDT shall ensure that:
(i)    all Approved Persons with access to ADC Highly Confidential Information have been trained by MDT on the procedures for protecting such ADC Highly Confidential Information, including, but not limited to, the requirements set forth in Section 13.1 and this Section 3.6(b);
(ii)    the ADC Highly Confidential Information is never checked into any source code management system such as Github, provided that the foregoing shall not preclude MDT’s use of a private source control system which is dedicated for MDT’s exclusive use and not accessible by Third Parties;
(iii)    MDT or MDT Affiliate personnel do not use the ADC Highly Confidential Information for any purpose other than as permitted under Section 3.6 (a) nor modify or bybass the FreeStyle Libre Technology and/ or ADC MDT Glucose Sensor communication interface or encryption;
(iv)    all filenames relating to the ADC Highly Confidential Information are added to .gitignore of any source management system (other than a private source control system allowed under foregoing clause (i)) as soon as they are known;
(v)    the ADC Highly Confidential Information shall never be shared via e-mail, Google Drive, Dropbox, or stored on any insecure cloud storage/sharing system provided that, MDT shall be permitted to store the ADC Highly Confidential Information in the same secured cloud storage system where MDT stores its most highly Confidential Information related to building versions of the ADC-MDT System);
(vi)    every computer with the ADC Highly Confidential Information on the disk drive has drive encryption and password-protection enabled;
(vii)    the ADC Highly Confidential Information is never copied onto a USB or other external hard drive; and
(viii)    it writes an abstraction layer around the FreeStyle Libre Documentation to minimize use of the libraries during developing and testing activities and incorporate such other safeguards with respect to the ADC Highly Confidential Information as may be set forth in the Integration Plan.
(c)    MDT Protection Technology. Except as otherwise set forth in the Integration Plan, MDT represents and warrants that the Designated MDT Devices and MDT App shall only receive, access, store, transfer or otherwise process the FreeStyle Libre Security Credentials through a secured BLE channel that is encrypted by the Designated MDT Devices firmware, which maintains Joint Test Action Group (JTAG) readout protection (collectively, “MDT Protection Technology”). Before distribution of the ADC-MDT System (or any of its components) to any Third Party (excluding an Approved Person for development purposes hereunder), MDT shall take any steps reasonably required by ADC and set forth in the

Integration Plan as necessary to (i) protect the FreeStyle Libre Security Credentials (or any lesser portion thereof to which ADC agrees in writing) using technology provided by [***] (the “Software Protection Provider”), including the MDT Protection Technology, (ii) obtain, at MDT’s sole expense, any necessary licenses from the Software Protection Provider, and (iii) protect the MDT ADC Code in a reasonable manner.
(d)    Noncompliance.
(i)    MDT agrees that upon request, it shall certify in writing whether it is in compliance with the provisions of this Section 3.6. Immediately (and in any event within seventy-two (72) hours) after MDT becomes aware of any actual or expected noncompliance with this Section 3.6, MDT shall notify ADC in writing. Such written notice shall include the nature and period of existence of the noncompliance and what action MDT is taking or proposes to take to identify and cure such noncompliance. After delivery of such written notice, MDT shall work in good faith with ADC to address and remediate such noncompliance.
(ii)    If ADC determines at any time, in its reasonable discretion, that MDT has failed to comply with the provisions of this Section 3.6 or has otherwise failed to sufficiently protect the ADC Highly Confidential Information and that such failure may result or has resulted in unauthorized disclosure of the ADC Highly Confidential Information to a Third Party or unauthorized use of the ADC Highly Confidential Information by a Third Party, ADC shall inform MDT of ADC’s reasons for believing that such failure has occurred. Promptly but no more than seventy-two (72) hours after receipt of such notice, MDT shall commence an investigation into such concerns and upon conclusion of its investigation MDT will promptly provide ADC a written report of the results of such investigation. In the course of the investigation MDT shall use commercially reasonable efforts to identify if and how any unauthorized disclosure or unauthorized use, if any, of such ADC Highly Confidential Information occurred. If ADC notifies MDT that it alleges in good faith that MDT is failing to sufficiently protect the ADC Highly Confidential Information despite compliance with this Section 3.6, then ADC and MDT shall in good faith negotiate reasonable additional policies and procedures for MDT to implement to sufficiently protect the ADC Highly Confidential Information, provided, however, that MDT shall, during such negotiations, use reasonable best efforts to mitigate any risk of unauthorized use or disclosure created by the issues reasonably identified by ADC in its written notice.
(e)    Material Breach. A material failure by MDT to comply with its obligations under Sections 3.6(a) – 3.6(d) above shall be a material breach of this Agreement.
(f)    Injunctive Relief. MDT acknowledges that any use or disclosure of the ADC Highly Confidential Information other than as permitted in this Agreement may cause ADC irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, MDT agrees that ADC shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek a preliminary or permanent injunction to prevent unauthorized use or disclosure of the ADC Highly Confidential Information.

(g)    Treatment. The ADC Highly Confidential Information constitutes ADC’s Confidential Information and shall be treated as such; provided, however, that to the extent this Section 3.6 conflicts with any other provision of the Agreement regarding the treatment of Confidential Information, this Section 3.6 shall control with regard to the ADC Highly Confidential Information.
3.7    Use of MDT Highly Confidential Information.
(a)    Disclosure and Use of MDT Highly Confidential Information. MDT will not disclose or provide any MDT Highly Confidential Information to ADC or its personnel except as set forth in this Section 3.7(a). For any written materials, including specifications, software code, documentation, APIs, SDKs, data, charts, presentations, or emails, MDT will conspicuously mark such written materials as MDT Highly Confidential Information and will provide access to such materials only to the designed ADC Approved Persons by posting such materials to the MDT HCI Folder. In addition, certain related Confidential Information of MDT that is disclosed orally may be deemed to be MDT Highly Confidential Information only if (i) prior to disclosing such information, MDT informs the designated ADC Approved Person in writing that MDT intends to disclose MDT Highly Confidential Information together with a general description of such information, (ii) the ADC Approved Person agrees in writing to receive such MDT Highly Confidential Information, and (iii) promptly after disclosure, MDT posts the written notice, general description, and ADC agreement to receive such MDT Highly Confidential Information into the MDT HCI Folder. Subject to the terms and conditions of this Agreement, ADC shall use the MDT Highly Confidential Information solely for (A) development of the integration of the ADC MDT Glucose Sensors to make them compatible with Designated MDT Devices and (B) ongoing support of the ADC MDT Glucose Sensors or ADC-MDT System in accordance with this Agreement. ADC shall not use the MDT Highly Confidential Information for any other purpose. ADC shall not provide MDT Highly Confidential Information to any Third Parties (except in accordance with Section 3.7(b)) and shall ensure that only Approved Persons receive access to the MDT Highly Confidential Information. ADC shall maintain a written list of Approved Persons, promptly update the list with any additions or deletions, and provide a copy of the current list to ADC within three (3) Business Days after MDT’s request therefor. For clarity, such list shall be ADC’s Confidential Information.
(b)    Responsibilities. ADC shall ensure that:
(i)    all Approved Persons with access to MDT Highly Confidential Information has been trained by ADC on the procedures for protecting such MDT Highly Confidential Information;
(ii)    the MDT Highly Confidential Information is never checked into any source code management system such as Github; provided that the foregoing shall not preclude ADC’s use of a private source control system which is dedicated for ADC’s exclusive use and not accessible by Third Parties;

(iii)    all filenames relating to the MDT Highly Confidential Information are added to .gitignore of any source code management system (other than a private source control system allowed under foregoing clause (i)) as soon as they are known;
(iv)    the MDT Highly Confidential Information shall never be shared via e-mail, Google Drive, Dropbox, or stored on any insecure cloud storage/sharing system, provided that ADC shall be permitted to store the MDT Highly Confidential Information on the secured cloud storage system where ADC has stored its most highly Confidential Information related to building versions of the ADC Libre Systems;
(v)    every computer with the MDT Highly Confidential Information on the disk drive has drive encryption and password-protection enabled; and
(vi)    the MDT Highly Confidential Information is never copied onto a USB or other external hard drive.
(c)    Noncompliance.
(i)    ADC agrees that upon request, it shall certify in writing whether it is in compliance with the provisions of this Section 3.7. [***] after ADC becomes aware of any actual or expected noncompliance with this Section 3.7, ADC shall notify MDT in writing. Such written notice shall include the nature and period of existence of the noncompliance and what action ADC is taking or proposes to take to identify and cure such noncompliance. After delivery of such written notice, ADC shall work in good faith with MDT to address and remediate such noncompliance.
(ii)    If MDT determines at any time, in its reasonable discretion, that (i) ADC has failed to comply with the provisions of this Section 3.7 or has otherwise failed to sufficiently protect the MDT Highly Confidential Information and that such failure may result or has resulted in unauthorized disclosure of the MDT Highly Confidential Information to a Third Party or unauthorized use of the MDT Highly Confidential Information by a Third Party, MDT shall inform ADC of MDT’s reasons for believing that such failure, unauthorized disclosure or use has occurred. [***] after receipt of such notice, ADC shall commence an investigation into such concerns and upon conclusion of its investigation ADC will promptly provide MDT a written report of the results of such investigation. In the course of the investigation ADC shall use commercially reasonable efforts to identify if and how any unauthorized disclosure or unauthorized use, if any, of such MDT Highly Confidential Information occurred. If MDT notifies ADC that it alleges in good faith that ADC is failing to sufficiently protect the MDT Highly Confidential Information despite compliance with this Section 3.7, then ADC and MDT shall in good faith negotiate reasonable additional policies and procedures for ADC to implement to sufficiently protect the MDT Highly Confidential Information, provided, however, that ADC shall during such negotiations use reasonable best efforts to mitigate any risk of unauthorized use or disclosure created by the issues reasonably identified by MDT in its written notice.
(d)    Material Breach. A material failure by ADC to comply with its obligations under Sections 3.7(a) – 3.7(c) above shall be a material breach of this Agreement.

(e)    Injunctive Relief. ADC acknowledges that any use or disclosure of the MDT Highly Confidential Information other than as permitted in this Agreement may cause MDT irreparable harm and significant injury to an extent that may be extremely difficult to ascertain. Accordingly, ADC agrees that MDT shall have, in addition to any other rights or remedies available to it at law or in equity, the right to seek a preliminary or permanent injunction to prevent unauthorized use or disclosure of the MDT Highly Confidential Information.
(f)    Treatment. The MDT Highly Confidential Information constitutes MDT Confidential Information and shall be treated as such; provided, however, that to the extent this Section 3.7 conflicts with any other provision of the Agreement regarding the treatment of Confidential Information, this Section 3.7 shall control with regard to the MDT Highly Confidential Information.
3.8    Pre-Production Environment. ADC shall provide a pre-production environment and any necessary support to facilitate MDT’s testing and, if necessary, modification of the ADC-MDT System required for the conduct of the Integration Plan. MDT shall provide a pre-production environment and any necessary support to facilitate ADC’s testing and, if necessary, modification of the ADC MDT Glucose Sensors required for the conduct of the Integration Plan.
3.9    Technical Team Meetings. During the conduct of the development activities pursuant to the Integration Plan, the relevant technical representatives from each Party will meet as reasonably requested by either Party to discuss the development of the ADC-MDT System.
3.10    Use of FOSS and Third Party Software.
(a)    FOSS. MDT represents and warrants to ADC with respect to Designated MDT Devices and any aspects of the ADC-MDT System that are developed and furnished by MDT, and ADC represents and warrants to MDT with respect to the ADC MDT Glucose Sensors and ADC Libre System: (i) that it has satisfied all its obligations to any third parties with respect to all applicable FOSS licenses; (ii) that the FOSS, in the form included in the ADC MDT Glucose Sensors, the ADC-MDT System, and the ADC Libre System, as applicable, is suitable for the intent and purposes furnished hereunder; (iii) that use of the FOSS in such form for such intent and purposes in no manner creates any added obligation on the part of ADC or MDT, or diminishes, conditions or eliminates any of the rights, title, or interest that either Party grants under this Agreement; and (iv) that use of the FOSS in such form for such intent and purposes, with any software of ADC or MDT, does not subject ADC or MDT to any obligation of disclosure or distribution to any third party or to the public of any such proprietary software, or otherwise make such software subject to the terms of any FOSS license or impair ADC’s or MDT’s rights, title, or interest in or to such software.
(b)    Third Party Software. Each Party represents and warrants to the other Party that it has obtained all necessary licenses for any third-party software that is not FOSS but is incorporated by it into the MDT ADC Glucose Sensors or the ADC-MDT System, as applicable.

Article IV
NEW PRODUCTS AND PRODUCT UPDATES
4.1    Update Notices. Each Party shall keep the other Party reasonably informed of planned ADC-MDT System or ADC MDT Glucose Sensor updates or any planned cloud-to-cloud data API interface updates, as applicable (whether software updates or hardware modifications), if such updates will or could reasonably be expected to impact the integration, features, functions or capabilities of the ADC-MDT System or the interoperability and interfacing of the ADC MDT Glucose Sensors and the Designated MDT Devices (e.g., data sharing, data transfer, user experience, etc.). Neither Party will make any such updates or changes without first giving the other Party [***] prior written notice and full cooperation in accordance with Section 4.1. Notwithstanding the foregoing, subject to Section 4.2, each Party may implement as soon as practicable any changes that are required to comply with any applicable Regulatory Approval, Applicable Law, cGMPs or by concerns related to the safety, efficacy or cybersecurity of such Party’s applicable products.
4.2    Change Management.
(a)    ADC Changes. [***]
(b)    MDT Changes. [***]
4.3    [***]
Article V
INTELLECTUAL PROPERTY RIGHTS
5.1    Background IP. Each Party shall retain all right, title, and interest in any Intellectual Property (a) owned or Controlled by such Party or its Affiliates prior to the Effective Date or (b) developed, invented, discovered, reduced to practice, created or acquired by or for such Party independently of this Agreement and without use of the other Party’s Confidential Information or Intellectual Property, whether before or after the Effective Date (“Background IP”).
5.2    Improvement IP.
(a)    ADC Improvement IP. ADC shall own all right, title, and interest in any ADC Improvement IP. MDT will promptly disclose in writing any ADC Improvement IP to ADC, and hereby assigns all right, title and interest in and to any such ADC Improvement IP to ADC. At ADC’s request and expense, MDT will execute, or cause its and its Affiliates employees and agents to execute, all documents and take such actions as ADC deems necessary or appropriate to effectuate and maintain ADC’s rights in the ADC Improvement IP.
(b)    MDT Improvement IP. MDT shall own all right, title, and interest in any MDT Improvement IP. ADC will promptly disclose in writing any MDT Improvement IP to MDT, and hereby assigns all right, title and interest in and to any such MDT Improvement IP to

MDT. At MDT’s request and expense, ADC will execute, or cause its and its Affiliates employees and agents to execute, all documents and take such actions as MDT deems reasonably necessary or appropriate to effectuate and maintain MDT’s rights in the MDT Improvement IP.
5.3    Sole IP. Other than ADC Improvement IP and MDT Improvement IP, each Party shall own all right, title, and interest in any Intellectual Property developed, invented, discovered, reduced to practice, or created solely by or on behalf of such Party under this Agreement (“Sole IP”).
5.4    Joint IP. The Parties do not anticipate or intend to jointly develop any Intellectual Property rights in connection with this Agreement. Notwithstanding the foregoing, other than ADC Improvement IP and MDT Improvement IP, the Parties shall jointly own all right, title, and interest in any Intellectual Property that may be developed, invented, discovered, reduced to practice or created jointly by or on behalf of both Parties under this Agreement (“Joint IP”). Each Party shall promptly disclose to the other Party in writing any such Joint IP. Each Party shall have full rights in the Joint IP as accorded to joint owners under U.S. intellectual property law, including the right, subject to the other Party’s Intellectual Property Rights, including Background IP, to exploit the Joint IP and freely grant licenses to Affiliates or Third Parties in the Joint IP without the consent of, or accounting to, the other Party; provided, however, that to the extent that the Joint IP includes a Party’s information or materials protected by copyright or as trade secrets, such Party’s prior written consent shall be required prior to any exploitation or licensing of such Joint IP. The Joint IP shall be considered the Confidential Information of both Parties.
5.5    Determination of Inventorship and Authorship. Inventorship and authorship of Intellectual Property invented, discovered, or created in relation to this Agreement shall be determined according to U.S. intellectual property law, regardless of the jurisdiction in which the Intellectual Property was invented, discovered, or created.
5.6    Documents and Assistance. Each Party shall execute and shall cause its employees, contractors and agents to execute all documents necessary to effectuate the Parties’ rights set forth in this Article V. Each Party shall also provide the other Party with reasonable assistance necessary for the other Party to obtain or maintain protection of its Intellectual Property.
Article VI
LICENSES
6.1    Intellectual Property Licenses for Activities Under Agreement.
(a)    ADC Licenses to MDT. Subject to MDT’s compliance with this Agreement, during the Term and any survival period provided in Section 14.7, and subject to the terms and conditions of this Agreement, ADC hereby grants to MDT and its Affiliates performing under this Agreement a [***] license under ADC Licensed Background IP, ADC Improvement IP and ADC Sole IP solely for the purpose of and to the extent necessary for MDT: (i) to update the Designated MDT Devices and the ADC-MDT System for use with the ADC

MDT Glucose Sensors and to develop the ADC-MDT System; (ii) to offer for sale, sell, distribute and otherwise Commercialize the ADC MDT Glucose Sensors in the Launch Countries; and (iii) to develop, make, have made, offer for sale, sell, import, export, support, maintain, and Commercialize the ADC-MDT System in the Launch Countries, in each case in accordance with this Agreement.
(b)    MDT License to ADC. Subject to ADC’s compliance with this Agreement, during the Term and any survival period provided in Section 14.7, and subject to the terms and conditions of this Agreement, MDT hereby grants to ADC and its Affiliates performing under this Agreement a [***] license under the MDT Licensed Background IP, MDT Improvement IP and MDT Sole IP solely for the purpose of and to the extent necessary for ADC to update its ADC Sensors to become ADC MDT Glucose Sensors and to sell or distribute such ADC MDT Glucose Sensors to MDT in accordance with this Agreement.
6.2    Licenses to Use Improvement IP.
(a)    ADC License to MDT. ADC (on behalf of itself and its Affiliates) hereby grants to MDT and its Affiliates, and their respective manufacturers, distributors, and customers, a [***] license under any Licensed ADC Improvement IP to develop, make, have made, use, sell, offer for sale and import products and services. [***]
(b)    MDT License to ADC. MDT (on behalf of itself and its Affiliates) hereby grants to ADC and its Affiliates, and their respective manufacturers, distributors, and customers, a [***] license under any Licensed MDT Improvement IP to develop, make, have made, use, sell, offer for sale and import products and services. [***]
6.3    Trademark Licenses.
(a)    License to MDT. Subject to compliance with Applicable Law and subject to, and in accordance with, the terms and conditions of this Agreement, ADC hereby grants to MDT [***] license to use the ADC Marks for the sole and exclusive purpose of developing the ADC-MDT System and marketing and selling the ADC-MDT System in the Launch Countries, in accordance with the Commercialization Plan. MDT may sublicense its right to use the ADC Marks with ADC’s prior written approval. ADC shall provide MDT with copies of the ADC Marks in an appropriate form for the uses contemplated herein. ADC shall have the right to approve the appearance, placement and manner of use of the ADC Marks in advance of their use and to withhold approval of any ADC Marks uses in its sole and absolute discretion. MDT agrees to use the ADC Marks solely in the form provided or approved in writing by ADC and to comply with any standards or guidelines regarding the usage or presentation of the ADC Marks which ADC may communicate from time to time, with any revisions to be effective within a reasonable time after written notice to MDT. ADC or its Affiliate is the sole and exclusive owner of all right, title and interest in and to the ADC Marks. ADC or its Affiliate shall retain all right, title, and interest in and to the ADC Marks, and all goodwill derived from the use of the ADC Marks shall inure solely to the benefit of ADC or its Affiliates. MDT shall not acquire any Trademark rights resulting from its use of the ADC Marks. MDT agrees that neither it nor its agents or Affiliates shall, during or after the Term of the Agreement, anywhere in the world, take any action, or assist any other party in taking any action: (i) that in ADC’s sole, good faith discretion impairs or contests or tends to impair or contest the validity of ADC’s or its Affiliates’ right, title and interest in and to the ADC Marks, including using, or filing an application to register, any word, mark, domain name, user name, hashtag, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of the ADC Marks; or (ii) challenging the validity of any of the ADC Marks in any court, tribunal, national trademark office, or government agency.
(b)    Prosecution of Registrations. Each Party acknowledges and agrees to use Commercially Reasonable Efforts to assist the other Party in the prosecution of any future or current trademark registrations related to the ADC Marks or MDT Marks, as applicable, including tracking use of the other Party’s Marks and tracking any other information supporting the establishment of secondary meaning and/or acquired distinctiveness.
(c)    Trademark Notice. Unless otherwise approved by the JSC, ADC or MDT, as applicable, shall include the following written trademark notice in clearly legible font on all packaging, labeling, advertising, media, marketing materials, direct to consumer communications, and other materials using the ADC Marks, including all Master Materials and Master Packaging and Labeling: The sensor housing, FreeStyle, and Libre are marks of Abbott Diabetes Care Inc. and used with permission.
(d)    License to ADC. Subject to compliance with Applicable Law and subject to, and in accordance with, the terms and conditions of this Agreement, MDT hereby grants to ADC and its Affiliates a [***] license to use the MDT Marks for the sole and exclusive purposes of developing and labeling the ADC MDT Glucose Sensors for sale to MDT in accordance with this Agreement. ADC may sublicense its right to use the MDT Marks with MDT’s prior written approval. MDT shall provide ADC with copies of the MDT Marks in an appropriate form for the uses contemplated herein. MDT shall have the right to approve the appearance and placement of the MDT Marks in advance of their use. ADC agrees to use the MDT Marks solely in the form provided or approved in writing by MDT and to comply with any standards or guidelines regarding the usage or presentation of the MDT Marks which MDT may communicate from time to time, with any revisions to be effective upon written notice to ADC. ADC acknowledges that MDT is the sole and exclusive owner of all right, title and interest in and the MDT Marks. MDT shall retain all right, title, and interest in and to the MDT Marks, and all goodwill derived from the use of the MDT Marks shall inure solely to the benefit of MDT. ADC shall not acquire any Trademark rights resulting from its use of the MDT Marks. ADC agrees that neither it nor its agents shall, during or after the Term of the Agreement, anywhere in the world, take any action that in MDT’s sole, good faith discretion impairs or contests or tends to impair or contest the validity of MDT’s right, title and interest in and to the MDT Marks, including using, or filing an application to register, any word, mark, domain name, user name, hashtag, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of the MDT Marks.
(e)    MDT Restrictions. Except as expressly permitted pursuant to Section 6.3(a) above and Sections 7.4 and 7.5, MDT shall refrain from any use of ADC’s name, trade names, Trademarks, trade dress, service marks, designs or logos, including the ADC Marks, in any publication, press release, marketing or promotional materials, domain name, user name, hashtag, web site or otherwise without the prior written approval of ADC, which may be granted or withheld at ADC’s sole discretion. MDT shall refrain from any use of the ADC Marks in a manner that threatens to damage the goodwill associated with the ADC Marks or which threatens to tarnish the reputation or otherwise unfavorably reflect upon ADC. MDT shall advise ADC of any instances of possible infringement or other violation of ADC’s rights in the ADC Marks in connection with the ADC-MDT System that come to its attention during the Term. MDT agrees to fully cooperate with ADC regarding any action ADC may take with respect to such infringement or violation. ADC shall have the exclusive right, exercisable in its sole and unlimited discretion, to institute in its own name and to control or settle all actions against Third Parties relating to ADC’s rights, at ADC’s expense. ADC shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such actions.
(f)    ADC Restrictions. Except as expressly permitted pursuant to Section 6.3(d) above and Sections 7.4 and 7.5, ADC shall refrain from any use of MDT’s name, trade names, Trademarks, trade dress, service marks, designs or logos, including the MDT Marks, in any publication, press release, marketing or promotional materials, domain name, user name, hashtag, web site or otherwise without the prior written approval of MDT, which may be granted or withheld at MDT’s sole discretion. ADC shall refrain from any use of the MDT Marks in a manner that threatens to damage the goodwill associated with the MDT Marks or which threatens to tarnish the reputation or otherwise unfavorably reflect upon MDT. ADC shall advise MDT of any instances of possible infringement or other violation of MDT’s rights in the MDT Marks in connection with the ADC-MDT System that come to its attention during the Term. ADC agrees to fully cooperate with MDT regarding any action MDT may take with respect to such infringement or violation. MDT shall have the exclusive right, exercisable in its sole and unlimited discretion, to institute in its own name and to control or settle all actions against Third Parties relating to MDT’s rights, at MDT’s expense. MDT shall be entitled to receive and retain all amounts awarded, if any, as damages, profits or otherwise in connection with such actions.
(g)    Limited Rights. Except for the limited right to use the ADC Marks granted to MDT as set forth herein, no right, license or other interest with respect to any ADC Marks is granted to MDT under this Agreement. Except for the limited right to use the MDT Marks granted to ADC as set forth herein, no right, license or other interest with respect to any MDT Marks is granted to ADC under this Agreement.
6.4    License to ADC for Intellectual Property Created using Restricted ADC Sensor Data. MDT hereby grants to ADC and its Affiliates, and their respective manufacturers, distributors, and customers, a [***] license under any Intellectual Property that is invented, discovered, or created by or on behalf of MDT or its Affiliates using Restricted ADC Sensor Data and that relates to analyte sensing or analyte monitoring products for any and all purposes, including to develop, make, have made, use, sell, offer for sale and import products.

6.5    No Implied Licenses. No rights or licenses are granted, by implication or otherwise, by either Party to the other Party hereunder except as expressly set forth in this Agreement.
Article VII
COMMERCIALIZATION, DISTRIBUTION AND MARKETING
7.1    Commercialization Plan.
(a)    Commercialization Plan. Within [***], the Parties shall prepare and present to the JSC for review a preliminary commercialization plan for the ADC-MDT System, which plan will include identification of the initial target jurisdictions within the Territory (each an “Initial Launch Country”), target release dates and other actions necessary to achieve Commercial Launch in each Initial Launch Country (the “Initial Commercialization Plan”). Throughout the Term, the Parties or the JSC may identify additional target jurisdictions within the Territory (together with the Initial Launch Country, each a “Launch Country” and collectively, the “Launch Countries”) for Commercial Launch and [***] prior to the respective Target Launch Date, prepare and approve a commercialization plan for such additional Launch Country (each, a “Launch Country Commercialization Plan”, and together with the Initial Commercialization Plan, the “Commercialization Plans”). The Parties agree that the first Launch Countries shall be [***]. The following markets will be considered Launch Countries: [***]. Thereafter, additional Launch Countries will be mutually agreed through the JSC. The Commercialization Plans shall each include, with respect to each Launch Country, (i) identification of target markets, (ii) the Designated MDT Device(s) and ADC MDT Glucose Sensor(s) to be launched as a ADC-MDT System in such Launch Country, (iii) agreed launch date(s) for the applicable ADC-MDT System in such Launch Country (the “Target Launch Date”, for such country), and (iv) other actions necessary to achieve Commercial Launch in such Launch Country and ensure that any such Commercial Launch activities are coordinated with the activities and deliverables in the Integration Plan and Regulatory Plan. For clarity, each Commercialization Plan will focus solely on the activities necessary for the Parties to coordinate timing and announcement of Commercial Launch within each Launch Country, and will not otherwise dictate, control, or govern MDT’s marketing, sale, and Commercialization of the ADC MDT Glucose Sensors or the ADC-MDT System. If any amendments to this Agreement are needed to ensure compliance with Data Protection Laws or other Applicable Laws or otherwise needed in connection with the determination by the Parties to launch the ADC-MDT System in a Launch Country, then the Parties shall negotiate in good faith an amendment to this Agreement prior to Commercial Launch.
(b)    JSC Approval. Each Commercialization Plan shall be reviewed for approval by the JSC within [***]. The draft Commercialization Plans shall be revised to incorporate any initial feedback and changes based on the input of the JSC. If the JSC is initially unable to reach agreement on any Commercialization Plan within the foregoing time period, then either Party may refer the matter to the JSC for a second attempted resolution at its next meeting. If the JSC is unable to resolve the matter within thirty (30) days after its next meeting, either Party may refer the matter to the Senior Officers for resolution pursuant to Section 2.5. The

Commercialization Plan shall be consistent with the terms of this Article VII. The Commercialization Plan may thereafter be amended by the JSC. For clarity, notwithstanding the role of the JSC in reviewing and approving the initial Commercialization Plan, MDT will have and retain final responsibility for and right to control, except for any ADC Libre Matters and subject to good faith discussions between the Parties, the marketing, sales, and go-to-market strategy for the Designated MDT Devices, ADC MDT Glucose Sensors, and the ADC-MDT System in each Launch Country.
7.2    Commercialization Activities.
(a)    Commercialization. Subject to the terms of this Agreement, MDT shall be responsible, at its sole expense, for the Commercialization of the ADC-MDT System, Designated MDT Devices and ADC MDT Glucose Sensors in the Launch Countries. All such Commercialization shall be conducted in accordance with the Commercialization Plan and the terms of this Agreement. Each Party shall use Commercially Reasonable Efforts to perform its obligations as set forth in each approved Commercialization Plan and shall provide the other Party with prompt written notice of any occurrence that may substantially affect the Party’s ability to perform such obligations. Notwithstanding anything to the contrary herein, neither Party shall be obligated to conduct any Commercialization activities in a Launch Country related to the ADC-MDT System until the Commercialization Plan for such Launch Country has been approved by the JSC in accordance with Section 7.1. MDT shall not have any authority to make any commitments whatsoever on behalf of ADC or any of its Affiliates. ADC reserves the right to distribute, and appoint other authorized distributors or resellers to distribute, the ADC Sensors and related ADC products anywhere in the world for any use, subject to Section 7.3(a).
(b)    Designated Territories. Except as otherwise mutually agreed, MDT shall only Commercialize the ADC MDT Glucose Sensors in connection with Designated MDT Devices and in those Launch Countries in which [***]. Except as otherwise mutually agreed and without limiting the foregoing, MDT shall not Commercialize MDT Connected Pens with ADC MDT Glucose Sensors in a market unless [***].
(c)    [***]
7.3    Exclusivity.
(a)    ADC Exclusivity.
(i)    During the Term, ADC shall not enter into any agreement with [***] (the “ADC Excluded Parties”) to supply to any of the ADC Excluded Parties ADC [***] customized to work exclusively with devices of any of the ADC Excluded Parties in the Territory, provided that the foregoing restriction shall automatically terminate as of the earliest to occur of any of the following events:
(A)    subject to adjustment as set forth in Section 7.3(a)(ii) if a Failure to Supply occurs for [***], if Commercial Launch does not occur in all [***] by the later of (x) [***], or (y) provided that MDT has used Best Efforts to obtain such regulatory clearance

(e.g., including performing any required clinical study requirements requested by EU regulatory authorities), [***] after receipt of regulatory clearance in each of [***] for the ADC MDT Glucose Sensor.
(B)    subject to adjustment as set forth in Section 7.3(a)(ii) if a Failure to Supply occurs for [***] or any delay in the Parties’ agreement upon a Commercialization Plan for [***], the Commercial Launch does not occur in at least three of [***] within [***] from the Effective Date; or
(C)    subject to adjustment as set forth in Section 7.3(a)(ii) if a Failure to Supply occurs, commencing when at least [***] becomes [***], if MDT does not achieve the Purchase Volume Threshold in the aggregate for [***] within [***] after first Commercial Launch in the first [***] (measured by evaluating the glucose sensor sales in the last full twelve calendar months within such [***] period), and thereafter maintain the Purchase Volume Threshold in each subsequent [***] period then the restriction in this Section 7.3(a) shall terminate at the end of such applicable [***] period. The foregoing restriction will not terminate if MDT, in its discretion, provides written notice to ADC that it will make a true-up purchase for the shortfall Units (calculated by subtracting the number of Units purchased during the applicable [***] period from the Purchase Volume Threshold for such period). MDT shall make such true up purchase and payment within thirty (30) days from the [***] anniversary of Commercial Launch or the end of any subsequent any [***] period, as applicable. All applicable terms for supply of such additional ADC MDT Glucose Sensors pursuant to a true up purchase, including, but not limited to the Minimum Order Quantity and lead times, shall be consistent with Article IX. If such true up purchase and payment is not made within any such thirty (30) day period, the exclusivity restriction on ADC hereunder shall automatically terminate.
(ii)    In the event of a Failure to Supply or delay in agreement on the Commercialization Plan, the affected timeframes or Purchase Volume Threshold and Purchase Volume High Threshold shall be equitably adjusted as mutually agreed by the Parties in writing to account for such failure. [***]
(iii)    Nothing in this Section 7.3(a) shall be construed as restricting ADC from (A) continuing to allow compatibility of its ADC Sensors with Third Party insulin delivery devices, including devices from any of the ADC Excluded Parties, or (B) developing and commercializing its own insulin delivery devices.
(iv)    Without limiting anything in this Section 7.3(a), ADC agrees that it will not sell, directly or indirectly, the ADC MDT Glucose Sensors to any Person other than MDT and its Affiliates at any time during or after the Term of this Agreement.
(b)    MDT Exclusivity. During the Term, MDT shall not purchase, market or distribute any continuous glucose monitors (CGMs) from [***].
(c)    Material Breach. The Parties agree that a breach of this Section 7.3 by either Party shall be considered a material breach of this Agreement. Notwithstanding the foregoing, a failure by MDT to meet the aforementioned milestones in Sections 7.3(a)(i)(A) and 7.3(a)(i)(C) above shall not constitute a material breach of this Agreement. [***]
7.4    Marketing Materials; Packaging and Labelling.
(a)    Marketing Materials and Guidelines. MDT shall be responsible, at its expense, for preparing promotional and marketing materials and guidelines for the ADC-MDT System for use in each Launch Country in compliance with (i) Applicable Law, (ii) the regulatory approved label of the ADC-MDT System, and (iii) the terms of this Agreement (such materials and guidelines collectively, the “Master Materials”). Any Master Materials referencing the ADC MDT Glucose Sensors or bearing any ADC Marks must be approved by ADC in writing prior to use. The Master Materials may be updated by MDT from time to time, provided that MDT may not update any Master Materials for the ADC MDT Glucose Sensors or bearing any ADC mark without the written agreement of ADC. MDT shall market and re-sell the ADC MDT Glucose Sensors only for use in conjunction with Designated MDT Devices.
(b)    Packaging and Labeling. MDT shall be responsible, at its expense, for developing all packaging and Labeling for the ADC-MDT System (including the Designated MDT Devices) for use throughout the Launch Country in compliance with (i) Applicable Law, and (ii) the regulatory approved label of the ADC-MDT System (collectively, the “Master Packaging and Labeling”). ADC shall have final approval and discretion over the depiction of ADC Marks in any and all Master Packaging and Labeling for the ADC MDT Glucose Sensors and for the ADC-MDT System that otherwise bear the ADC Marks. MDT shall have final approval and discretion over any and all packaging and Labeling for the Designated MDT Devices. ADC will deliver each ADC MDT Glucose Sensor for each SKU in the final approved packaging and labeling ready for shipment to distributors, retailers, and end users in each Launch Country with no further packaging, labeling, or repacking by MDT. The ADC MDT Glucose Sensors packaging and insert dimensions shall be defined by ADC.
(c)    Co-Branding. All Master Materials (including any advertising, media, marketing materials or other direct to consumer communications) and Master Packaging and Labeling for the ADC MDT Glucose Sensors shall be co-branded and bear both MDT Marks and ADC Marks unless stated otherwise in a Commercialization Plan for a Launch Country or otherwise agreed by the JSC. [***]
(d)    Use of Name. Except as provided in this Section 7.4, neither Party nor its Affiliates directly, or through a Third Party, shall publish or distribute any written or electronic marketing, promotional, customer services, or other similar materials that mention the other Party’s name or products or use the other Party’s Trademark without other Party’s prior review and written approval, which approval may be provided by e-mail. The foregoing provision applies to, without limitation, websites, advertising, sales aids, brochures, marketing collateral, emails, social media, and letters or other communications to customers, distributors, healthcare providers, and other Third Parties.

7.5    Publicity and Non-Disparagement.
(a)    Neither Party shall issue any public announcement, press release or other public disclosure, written or oral, relating to the other Party, the other Party’s products, this Agreement, or the existence of an arrangement between the Parties, without the other Party’s prior written consent.
(b)    [***]
(c)    [***]
7.6    Costs. Unless otherwise expressly provided for in this Agreement or the Commercialization Plan, each Party shall be responsible for all costs and expenses it incurs in connection with its Commercialization, sales and marketing activities conducted hereunder.
Article VIII
QUALITY AGREEMENT
8.1    Negotiation of Quality Agreement. Within sixty (60) days after the Effective Date, the Parties shall commence negotiations in good faith for a quality agreement to address customer training, service and support, complaint handling, adverse event reporting and other regulatory, operational, and quality responsibilities for the ADC-MDT System (the “Quality Agreement”). If the Parties are unable to reach agreement on the terms of the Quality Agreement within six (6) months from the Effective Date, the matter will be addressed at the next JSC meeting and, if the JSC is unable to resolve the matter, either Party may refer the matter to the Senior Officers for resolution pursuant Section 2.5. In addition, at least ninety (90) days before the Target Launch Date determined by the JSC for the Launch Country, the Parties shall evaluate and, if needed, amend the Quality Agreement to align with the Commercialization Plan for such Launch Country.
8.2    Content of Quality Agreement. The Parties agree that, among other things, the Quality Agreement will provide that:
(a)    ADC will be the legal manufacturer of the ADC MDT Glucose Sensors and MDT will be the legal manufacturer of the Designated MDT Devices.
(b)    MDT will provide all tier 1 customer support for ADC MDT Glucose Sensors and full customer support for Designated MDT Devices. ADC will provide subsequent tiers of support for the ADC MDT Glucose Sensors as needed.
(c)    [***]
(d)    [***]
(e)    [***]

(f)    [***] Such customer data will be deemed Confidential Information of MDT.
(g)    the Parties will adopt a mutually agreed framework to report to one another and cooperate with respect to customer service inquiries and all complaints, failure analysis, recalls, or potential recalls, and related regulatory issues, relating to the ADC-MDT System during the Term and thereafter;
(h)    the Parties shall negotiate in good faith and execute a service level agreement (SLA) setting forth the standard operating procedure for providing customer support in accordance with this Agreement and the Quality Agreement;
(i)    the Parties shall work together in good faith to resolve customer service inquiries and all complaints, failure analysis, recalls, or potential recalls, and related regulatory matters, that involve both (i) the ADC MDT Glucose Sensors and (ii) the Designated MDT Devices;
(j)    the Parties will adopt a mutually agreed framework to address customer service inquiries and all complaints, failure analysis, recalls, or potential recalls, and related regulatory matters, where it is not clear if the cause is (i) the ADC MDT Glucose Sensors, on the one hand or (ii) any portion of the remainder of the ADC-MDT System, on the other hand, or a combination of both (i) and (ii); and
(k)    ADC shall be responsible for fulfilling any warranty obligations to end-users of the ADC MDT Glucose Sensors in accordance with its internal policies. MDT shall be responsible for fulfilling any warranty obligations to customers of the Designated MDT Devices.
(l)    MDT will not make any warranty with respect to the ADC MDT Glucose Sensors that is different from or exceeds the warranty made by ADC in the product packaging or otherwise set forth in the Quality Agreement.
Article IX
SUPPLY OF ADC MDT GLUCOSE SENSORS
9.1    Supply of ADC MDT Glucose Sensors. Subject to Section 7.2(b) and this Article IX, at ADC’s cost, ADC shall manufacture, sell, supply, and deliver to MDT, and MDT shall purchase and take delivery of, the Units of ADC MDT Glucose Sensors in bulk, solely for use with one or more Designated MDT Devices in the Launch Countries, pursuant to Purchase Orders submitted by MDT and in accordance with this Agreement.
9.2    Forecast, Order and Delivery of ADC MDT Glucose Sensors.
(a)    Forecast. Commencing on the date the Initial Commercialization Plan is approved, and within fifteen (15) days of the end of each calendar month thereafter, MDT shall submit to ADC a good faith forecast of the quantities of ADC MDT Glucose Sensors, by SKU, that MDT anticipates purchasing in each calendar month for the forthcoming [***] period (the

“Rolling Forecast”). The first [***] of the Rolling Forecast by SKU shall be provided by MDT and constitute a binding “Firm Order Period” that cannot be changed by more than [***] without ADC’s prior written consent. The Firm Order Period shall be evidenced by one or more Purchase Orders submitted in accordance with Section 9.2(b). The remaining [***] of each Rolling Forecast shall be non-binding on the Parties. If MDT fails to purchase the Forecast amounts during the Firm Order Period, then MDT shall still be obligated to pay the Purchase Price for the Forecast amounts it fails to purchase during such Firm Order Period and shall make payment within [***] from receipt of an invoice from ADC; provided that ADC will deliver the quantities paid for at the request of MDT.
(b)    Purchase Orders. MDT shall submit a Purchase Order to ADC for ADC MDT Glucose Sensors at least [***] prior to the requested delivery date. Nothing contained in any Purchase Order, order acknowledgement or like document submitted by either Party or its Affiliates to the other Party or its Affiliates shall modify or add to the terms of this Agreement and in the event of any inconsistency between a Purchase Order, order acknowledgement or like document, and the terms of this Agreement, the terms of this Agreement shall prevail. Each Purchase Order shall be for the Minimum Order Quantity or multiples thereof.
(c)    Limitations on Obligation to Supply. If MDT submits Purchase Orders requesting delivery of an amount of any ADC MDT Glucose Sensor that is greater than [***] more than the amount set forth in the applicable month of a Firm Order Period, ADC will use Commercially Reasonable Efforts to supply such excess but will not be in breach of this Agreement if it is unable to supply such additional ADC MDT Glucose Sensors.
(d)    Title and Delivery of Product. [***]
(e)    Incoterms. All ADC MDT Glucose Sensors shall be delivered [***] to the destination indicated in the MDT Purchase Order. [***]
(f)    Clinical Trials. MDT may order (as set forth above) and ADC shall supply reasonable quantities of ADC MDT Glucose Sensors to MDT for use in required clinical trials.
9.3    Inspection; Acceptance.
(a)    Inspection. MDT shall, within [***] after receipt by MDT of such ADC MDT Glucose Sensors conduct a visual inspection of the outside of the containers containing the ADC MDT Glucose Sensors and all accompanying documents and advise ADC, in writing, if it is rejecting a shipment of ADC MDT Glucose Sensors due to physical damage. Subject to Section 9.3(a), failure by MDT to reject a shipment in writing within [***] after receipt shall constitute acceptance of such ADC MDT Glucose Sensors.
(b)    Non-Conforming Product. In the case of any failure (including through physical damage) of one or more ADC MDT Glucose Sensors to meet the applicable ADC Specifications at the time of delivery (in each case, excluding any damage evident from a visual inspection as described in Section 9.3(a), which shall be subject to the provisions of Section 9.3(a) (“Non-Conforming Product”), MDT shall promptly notify ADC if it becomes aware of such failure. Subject to Section 9.3(c), MDT shall have the right to reject any Non-Conforming Product, and such Non-Conforming Product shall be returned to ADC at ADC’s sole cost and expense. ADC shall replace, as soon as practicable, any allegedly Non-Conforming Products. Subject to Section 9.3(c), in the event that ADC is unable to timely replace rejected ADC MDT Glucose Sensors under 9.3(a) or such Non-Conforming Product, then ADC shall refund MDT for any amount paid for such rejected ADC MDT Glucose Sensor or Non-Conforming Product. Such replacement shall be at ADC’s sole expense unless MDT is responsible to pay pursuant to Section 9.3(c). Additional terms regarding Non-Conforming Products and procedures for responding to batch or large quantity failures will be mutually agreed and set forth in the Quality Agreement.
(c)    Dispute. ADC shall have the right to dispute in good faith any determination by MDT that any ADC MDT Glucose Sensors are a Non-Conforming Product and MDT shall provide ADC reasonable access upon advance notice to inspect a representative sample. If ADC and MDT agree that the goods are conforming, then MDT will pay for the replacement product pursuant to payment terms in Article IX. Any disagreement regarding whether the ADC MDT Glucose Sensors are Non-Conforming may be escalated in accordance with Section 17.11. If the ADC MDT Glucose Sensors are determined to be Non-Conforming Product, then ADC shall bear the costs for the replacement ADC MDT Glucose Sensors pursuant to Section 9.3(a). If the ADC MDT Glucose Sensors are determined to be conforming, then MDT shall bear all costs for the replacement and pay for same within thirty (30) days of such determination.
9.4    Export and Import Matters.
(a)    General Responsibilities. [***] With respect thereto, each Party shall take actions reasonably requested by the other Party to ensure compliance in all material respects with any and all Applicable Laws, including the provision of all information requested by a Party to support import or export declarations or otherwise to respond to inquiries from any applicable Governmental Authority. Each Party shall comply as appropriate with any applicable exportation or importation requirements in the relevant jurisdiction.
(b)    Commercial Invoice and Other Customs Documents. ADC shall cooperate fully with MDT in preparing the commercial invoice and related documents to ensure acceptance by Customs. ADC understands that these documents are legally required elements of the import process, and agrees to provide accurate information for them to the best of its ability.
(c)    Country of Origin Marking. ADC shall mark the country of origin on all ADC MDT Glucose Sensors containers based on the design provided by MDT.
(d)    Offsets. The value of the shipment of ADC MDT Glucose Sensors stated on the customs invoice shall not reflect any adjustment for, or netting against, the value of any other shipment.

(e)    Security. The Parties are committed to ensuring a secure supply chain and shall take reasonable measures to ensure the security of the supply chain for all shipments made under this Agreement.
9.5    Product Storage. After delivery by ADC, MDT shall, at its sole cost and expense, be responsible for the storage and handling of all ADC MDT Glucose Sensors according to their respective Labeling and ADC Specifications.
9.6    Sales Records. Without limiting Sections 10.2 and 17.15, MDT shall maintain a sales and inventory record showing, at a minimum, date sold, quantity, serial number or lot number, and shipment information of each ADC MDT Glucose Sensor sold. Such records will be on an aggregate and not a country-by-country basis. Copies of such records shall be made available to ADC at ADC’s request. Such records and all data therein shall be deemed Confidential Information of MDT and access will be restricted to named personnel within ADC’s accounting function who are not involved in product development or sales of any ADC products or services.
9.7    Records and Audit Rights.
(a)    ADC Audit Rights. ADC may through an independent auditor of nationally recognized standing designated by ADC and approved by MDT, which approval shall not be unreasonably withheld, audit and inspect at reasonable times during normal business hours and upon reasonable prior written notice, the books and records maintained by MDT as they pertain to the Commercialization of ADC MDT Glucose Sensors: (i) as required by Applicable Law, (ii) in the event of a safety, quality control, recall, regulatory, or inspection (including as pursuant to the Quality Agreement), or (iii) as requested by ADC to ensure the accuracy of all reports and payments made hereunder, including with respect to the Purchase Volume Threshold and Purchase High Volume Threshold. With respect to subsection (iii), such examinations may not be (A) conducted [***] during the Term, or (B) repeated for any period. The cost of each audit shall be borne by ADC, unless an audit reveals an inaccurate report on the Purchase Volume Threshold or Purchase High Volume Threshold was provided by MDT to the JSC, or an underpayment to ADC of more than [***] from such reported amounts, in which case MDT shall bear the cost of such audit. If such audit concludes that (x) additional amounts were owed by MDT to ADC, MDT shall pay the additional amounts (and, if such additional amounts are owed due to an error in a report on the Purchase Volume Threshold and Purchase High Volume Threshold, or such other report by MDT, with interest calculated on the additional amount at the rate set forth in Section 10.3 from the date the amounts should have been paid until such additional amounts are paid), or (y) excess payments were made by MDT to ADC, then ADC shall reimburse such excess payments (and, if such excess payments were made due to an error in an invoice provided by ADC, with interest calculated on the excess payment at the rate set forth in Section 10.3 from the date the excess payment was received until such excess payment is reimbursed, in either case ((x) or (y)), within ninety (90) days after the date on which such audit is completed.
(b)    MDT Audit Rights. MDT shall have the right to audit ADC as set forth in Section 10.4.

Article X
PRICE AND PAYMENT TERMS FOR DESIGNATED ADC SENSORS
10.1    Purchase Price. Subject to the terms of this Agreement, MDT shall pay ADC the Purchase Price multiplied by the number of Units delivered (“Purchase Price Payment”). The Parties agree that MDT shall make all payments hereunder in United States Dollars (“USD”).
10.2    Reporting. During the Term, MDT shall report to the JSC, and the JSC shall continue to review, the performance of sales in [***] to determine if purchases by customers of the ADC MDT Glucose Sensors meet the Purchase Volume Threshold or Purchase High Volume Threshold in accordance with this Section 10.2.
(a)    [***]
(b)    [***] In the Launch Country Commercial Plan, the Parties will define a process for ensuring the share of ADC MDT Glucose Sensors is calculated in a way that both the sales of ADC MDT Glucose Sensors and other MDT sensors are measured consistently, e.g., both measured based on sales to end customers.
10.3    Payment Terms. Upon shipment of the ADC MDT Glucose Sensors to MDT pursuant to a Purchase Order, ADC shall issue an invoice to MDT for the Purchase Price. MDT will make payments for ADC MDT Glucose Sensors delivered in accordance with Article IX which shall be due and payable within [***] after MDT’s receipt of the invoice. In the event MDT fails to pay more than [***] from ADC [***] on or before their due date per this Section 10.3 or if MDT has an overdue balance of more than [***], then in addition to any and all other rights ADC may have, ADC may at its option and without further notice to MDT, limit, suspend or terminate any pending or future shipment to MDT unless MDT pays to ADC all overdue amounts plus all accrued interest within fifteen days after receipt of notice of such overdue amounts from ADC. Overdue invoice amounts shall accrue at the rate of [***] unless the highest percentage allowed by Applicable Law is lower, in which case overdue invoice amounts shall accrue at that lower rate. MDT shall notify ADC of any disputed invoice and the basis for such dispute. The Parties shall in good faith attempt to resolve such dispute within thirty (30) days of receipt of the disputed invoice, or such other period as agreed to in writing by the Parties. If a dispute remains unresolved following such period, such dispute shall be resolved in accordance with Section 17.11(b). Any disputed amount that was unpaid and ultimately is determined in accordance with Section 17.11(b) to be due and payable to ADC shall accrue interest at the rate of [***] per annum (or, if less, the maximum rate per annum permitted by Applicable Law) from the date such amount was first due until the date paid to ADC.
10.4    [***]
10.5    Taxes. [***] Any sales, use, value-added and similar Tax imposed on, or payable with respect to the manufacture, sale or transportation of any Designated ADC Sensors sold pursuant to this Agreement shall be paid by MDT.

10.6    Pricing Principles; Example Threshold and Pricing Increase Calculations. Schedule 10.6 clarifies certain principles relating to Purchase Price. In addition, for illustrative purposes only, Schedule 10.6 provides example calculations of the Purchase Volume Threshold and Purchase Price calculations.
Article XI
DATA PROTECTION, SHARING AND USE
11.1    Data Protection.
(a)    Data Responsibility. MDT is individually responsible for compliance and shall comply with all Data Protection Laws applicable to its respective Processing and Disclosure of Personal Information. The Parties are not joint controllers and as such, any provisions relating to joint controllers (or analogous provisions) under applicable Data Protection Laws do not apply. In no event shall either Party have any liability to the other in relation to any penalty or fine incurred as a result of the Parties being deemed joint controllers by any Governmental Authority.
(b)    Notices. MDT shall draft and incorporate into the ADC-MDT System any Consents, authorizations, privacy notices, and terms and conditions as required by applicable Data Protection Laws to permit the Processing and Disclosure of Personal Information and release, transfer, provision of, providing access to, or divulging in any other manner of Personal Information.
(c)    MDT Representatives. MDT shall remain fully responsible and liable for the acts and omissions of any Third Party to whom it has disclosed or who is Processing Personal Information, in each case as if they were the acts or omissions of MDT directly. Except with the prior written consent of ADC, MDT shall (i) restrict the ADC Sensor Data to which a Third Party has access to only such data as that Third Party needs in the course of their duties in connection with this Agreement, (ii) be responsible for confirming that each Third Party, in advance of obtaining access to or receiving the ADC Sensor Data, shall have implemented appropriate measures to ensure the protection of such data and compliance with the terms of this Agreement and is obligated to protect such data in accordance with terms no less restrictive than those in this Agreement, (iii) enter into a written agreement with each Third Party Processing or Disclosing Personal Information on its behalf where required by and in accordance with applicable Data Protection Laws, and (iv) except only as required otherwise by Applicable Law, prohibit each Third Party from Processing or Disclosing the ADC Sensor Data or any derivative thereof for other purposes than as agreed between ADC and that Third Party.
11.2    MDT Disclosure, Use and Processing of ADC Sensor Data. MDT has the right to Process ADC Sensor Data [***], provided that, unless ADC’s prior written consent has been obtained, MDT shall not have the right to: (a) Process, disclose, or otherwise use any Restricted ADC Sensor Data for the development of any continuous glucose monitoring system (or any component thereof, including glucose level detection, calibration, measurement or interpretation software or algorithms for any such system or components thereof), (b) disclose or use any Restricted ADC Sensor Data for publications that make comparisons to any ADC sensor or Third

Party continuous glucose monitoring devices, (c) disclose any Restricted ADC Sensor Data to Competitors; or (d) disclose any Restricted ADC Sensor Data to any Third Party except for purposes of patient treatment, payment or healthcare operations in accordance with HIPAA or other Applicable Laws.
Article XII
DATA AND CYBER SECURITY
12.1    Data Security.
(a)    MDT shall implement reasonable and appropriate administrative, technical, physical and organizational data security measures and controls for protecting Personal Information with at least the same degree of care as protecting its own user data and to protect Personal Information against accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Personal Information transmitted, stored or otherwise Processed and as required by Data Protection Laws and in a manner that also protects the ongoing confidentiality, integrity, availability of Personal Information. Such administrative, technical, physical and organizational security measures must ensure a level of security appropriate to the risk represented by the Processing and the nature of the Personal Information and the nature of the Personal Information and shall be in accordance with industry standards.
(b)    During the Term, upon reasonable written request of ADC and limited to one time per twelve (12) month period, MDT shall promptly and accurately complete a written information security questionnaire provided by ADC to confirm compliance with the terms of this Agreement. MDT shall reasonably cooperate with such inquiries to the extent permissible under applicable laws and regulations. Any responses or other information provided in such questionnaire shall remain the Confidential Information of the Disclosing Party.
12.2    Data Security Breach.
(a)    MDT shall be responsible for any breach notification for Data Security Breaches affecting the ADC-MDT System as a whole and for Data Security Breaches affecting the components of the ADC-MDT System not expressly described in this Section 12.2(a). Except where required by Applicable Law, MDT agrees not to make any public announcements relating to a Data Security Breach that solely impacts the ADC Libre System.
(b)    It will not be a breach of this Agreement if MDT provides a Governmental Authority or user with any Personal Information or ADC-MDT System Data the Governmental Authority requires MDT to provide to the Governmental Authority or which MDT is required to provide to a user in accordance with Applicable Law after the occurrence of a Data Security Breach. To the extent ADC or its Affiliates receive any notifications from Governmental Authorities regarding any Data Security Breaches that impact the ADC Sensor Data, it shall share such notification with MDT and the Parties shall cooperate in good faith to prepare an appropriate response.

12.3    Penetration Testing and Monitoring Procedures.
(a)    As part of the development process, MDT shall cause a Third Party on MDT’s behalf to conduct annual penetration and vulnerability testing of the ADC-MDT System (“System Pen Testing”). Such Third Party shall be an appropriately qualified supplier nominated by MDT and approved by ADC to conduct the System Pen Testing. If ADC does not provide such approval within a reasonable period of time, then ADC shall bear any additional cost of an alternative ADC approved System Pen Testing arrangement. From time to time but not more than once per Calendar Year, ADC may request additional System Pen Testing if there is a suspected breach or other event outside of the normal development cycle. The costs of the additional System Pen Testing will be the responsibility of ADC.
(b)    MDT will provide an executive summary of the relevant System Pen Testing report to ADC identifying Critical Issues. If the System Pen Testing report identifies any critical, high level or medium level security issues that may impact the ADC Libre System, the ADC MDT Glucose Sensors or ADC Highly Confidential Information (“Critical Issues”), the Parties shall work together and cooperate to implement a remediation plan to fully resolve all Critical Issues. Each Party shall bear its own costs with respect to implementation of such remediation plan.
(c)    Upon confirmation that all Critical Issues have been resolved or if the System Pen Testing report does not reveal any Critical Issues, ADC shall provide written confirmation to MDT that the System Pen Testing process has been completed successfully. In all cases where MDT receives a System Pen Testing request by ADC, MDT shall thereafter refrain from initiating the Commercial Launch of the ADC-MDT System in the Territory without fully complying with the provisions of this Section 12.3 and receiving such confirmation from ADC.
12.4    Cyber Security Monitoring.
(a)    During the Term, each Party shall establish and maintain commercially reasonable cybersecurity risk management processes and controls for the purposes of ensuring the security of the other Party’s Highly Confidential Information, including monitoring, assessing, classifying, mitigating, documenting and reporting to the other Party potential and actual internal and external cybersecurity threats and vulnerabilities which may impact the other Party’s Highly Confidential Information. Such processes shall include (i) regular (no less than annual) evaluations of risks to the security, privacy, and confidentiality of the Highly Confidential Information and the effectiveness of safeguards implemented to protect such information (ii) recovery plans in the event of a cybersecurity threat; (iii) maintenance plans that describe security patching processes and frequency; and (iv) operational processes and procedures to enable the Party to detect and log adequate details of all access, use, disclosure, or removal or Highly Confidential Information.
(b)    Each Party agrees that upon request, it shall certify in writing whether it is in compliance with the provisions of this Section 12.4. Without unreasonably delay but no later than [***] after a Party becomes aware of its possible or actual noncompliance with this Section

12.4, such Party shall notify the other Party in writing. Such written notice shall include the nature and period of existence of the possible or actual noncompliance and what action such Party is taking or proposes to take to identify and cure such possible or actual noncompliance. After delivery of such written notice, such Party shall work in good faith with the other Party to address and remediate such possible or actual noncompliance.
Article XIII
CONFIDENTIAL INFORMATION
13.1    Treatment of Confidential Information. The Receiving Party shall maintain the Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to any Third Party except as expressly permitted under this Agreement. The Receiving Party may not use any Confidential Information for any purpose other than as reasonably necessary to fulfill its obligations and exercise its rights under this Agreement. The Receiving Party hereby agrees to exercise the same standard of care it employs to protect its own Confidential Information (and in no event less than a reasonable standard of care) to prevent and restrain the unauthorized disclosure of Confidential Information by any of its Affiliates or its or their directors, officers, employees, consultants, subcontractors, sublicensees or agents. Without limiting the foregoing, the Receiving Party agrees not to make any disclosure of Confidential Information that will impair the Disclosing Party’s ability to obtain U.S. or foreign patents on any patentable invention or discovery described in such Confidential Information. For clarity, Highly Confidential Information is subject to additional restrictions as set forth in this Agreement, including Sections 3.6 and 3.7. Neither Party will use the Confidential Information of the other Party for or in any patent application, claim drafting, prosecution, pre-litigation analysis, litigation, or administrative or court proceeding anywhere in the world other than to enforce the terms of this Agreement.
13.2    Disclosures Required by Law.
(a)    The Receiving Party shall not be in violation of this Article XIII if Confidential Information of the Disclosing Party is required to be disclosed by the Receiving Party in response to a valid order by a court or other governmental body, provided that the Receiving Party provides the Disclosing Party with as much prior written notice of such disclosure as is reasonably practicable in order to permit the Disclosing Party to seek confidential treatment of such information and cooperates reasonably with Disclosing Party in connection therewith.
(b)    The Receiving Party may disclose the Disclosing Party’s Confidential Information if the Receiving Party determines, based on advice from its legal counsel, that it is required to make such disclosure to comply with Applicable Law or the rules of a securities exchange on which the Receiving Party is listed (each such disclosure, a “Mandatory Disclosure”). With respect to each Mandatory Disclosure, as much in advance of each such Mandatory Disclosure as is reasonably practicable, the Receiving Party shall (i) notify the Disclosing Party of the proposed content of the Mandatory Disclosure, (ii) give the Disclosing Party reasonable opportunity to review and comment on the proposed content of the Mandatory Disclosure, and (iii) in good faith, consider revising the content of the Mandatory Disclosure based on comments received from the Disclosing Party. The Receiving Party shall include in each Mandatory Disclosure only the information required to be disclosed by Applicable Law, including applicable securities rules, as determined by the Receiving Party’s legal counsel, and, to the extent reasonably possible, shall seek confidential treatment of each Mandatory Disclosure.
13.3    Permitted Disclosure of Agreement Terms. Each Party may disclose the terms of this Agreement to [***].
13.4    Confidential Information Proprietary to Disclosing Party; Return of Confidential Information. The Receiving Party understands and agrees that (a) the Disclosing Party’s Confidential Information is and shall remain at all times the sole property of the Disclosing Party; (b) the Receiving Party shall not obtain any proprietary interest in any of the Disclosing Party’s Confidential Information; and (c) subject to Section 14.7, all copies of the Disclosing Party’s Confidential Information in the Receiving Party’s possession shall, at the Receiving Party’s election, be promptly destroyed or returned to the Disclosing Party in their entirety following Disclosing Party s request therefor after expiration or termination of this Agreement. Notwithstanding the foregoing, the Receiving Party (i) may retain this Agreement and one copy of the Disclosing Party’s Confidential Information in the legal files of the Receiving Party for the sole purpose of determining the scope of obligations incurred under this Agreement or as otherwise required by Applicable Law; (ii) may retain any electronic copies of the Disclosing Party’s Confidential Information held securely in the Receiving Party’s electronic backup storage in accordance with its established document retention policies and (iii) may retain Confidential Information to the extent included in the Receiving Party’s board of director or board committee materials or minutes or actions, quality systems, or regulatory history; subject in each case to the Receiving Party’s continuing confidentiality and non-use obligations under this Agreement with respect to such Confidential Information.
13.5    Breaches of Confidentiality; Assistance in Respect of Same. The Receiving Party shall promptly notify the Disclosing Party if the Receiving Party becomes aware of any breach of this Article XIII by any Person who has received the Disclosing Party’s Confidential Information on the Receiving Party s behalf. The Receiving Party shall provide the Disclosing Party all reasonable assistance requested in connection with any action, demand, claim or proceeding that the Disclosing Party may institute against any such Person in respect of such disclosure.
13.6    Continuing Obligation. This Article XIII shall survive for a period of [***] after any termination or expiration of this Agreement, provided, however, that the Parties’ obligations under this Article XIII with regard to any Confidential Information of the Disclosing Party that is identified in writing to the Receiving Party as a trade secret (including the ADC Highly Confidential Information, which are acknowledged to be ADC’s trade secrets, and MDT Highly Confidential Information, which are acknowledged to be MDT’s trade secrets) shall survive for as long as the relevant Confidential Information retains its status as a trade secret under Applicable Law.

Article XIV
TERM, TERMINATION AND CERTAIN BREACHES
14.1    Term. This Agreement shall commence on the Effective Date and continue for an initial term of seven (7) years thereafter, unless earlier terminated in accordance with this Agreement (the “Initial Term”). Upon expiration of the Initial Term, and unless a Party has given written notice at least twenty-four (24) months prior to expiration of non-renewal, this Agreement shall automatically renew for successive terms of two (2) years, unless earlier terminated in accordance with this Agreement (each a “Renewal Term” and together with the Initial Term, the “Term”).
14.2    Termination for Material Breach. Either Party may terminate this Agreement in the event of a material breach; provided, however, that such termination shall not become effective unless and until (a) ninety (90) days have elapsed from the date on which the non-breaching Party gave written notice of such breach to the breaching Party and (b) the breaching Party has not cured such breach within that ninety (90)-day period. If the breaching Party fails to cure such breach, termination of this Agreement shall automatically occur on the 91st day after the non-breaching Party provided notice of the breach as set forth herein. Notwithstanding the foregoing, and except as otherwise provided in this Agreement, if the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a written notice provided by the other Party in accordance with this Section, and provides the other Party notice of such dispute within the [***] period following the date of the non-breaching Party’s notice of breach, then the non-breaching Party may not terminate this Agreement under this Section and the Agreement will not automatically terminate unless and until the dispute is finally resolved in accordance with Section with a decision that the alleged breaching Party has materially breached this Agreement, or, (b) [***] have passed from the date the alleged breaching Party provided notice disputing the existence or materiality of the alleged breach (provided that (i) the Parties shall act in mutual good faith to reach a final ruling from any proceeding pursuant to Section 17.11 within such time period, (ii) the terminating Party shall not unreasonably delay any proceeding contemplated by Section 17.11, and (iii) nothing in this Section 14.2 shall relieve either Party from any liability arising from breach or a wrongful termination of this Agreement). During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. In addition to any other rights and remedies of ADC, if the material breach relates to the misuse of, misappropriation of, or wrongful disclosure of Confidential Information of the non-breaching Party, then the non-breaching Party shall be excused from any obligations under this Agreement to continue to provide any Confidential Information or engage or assist in any development or integration activities until the dispute is finally resolved in accordance with Section 17.11 with a decision that the alleged breaching Party has not breached this Agreement.
14.3    Termination for Insolvency. Either Party may terminate this Agreement immediately upon written notice to the other Party, if the other Party (a) files in any court or agency a petition for the opening of bankruptcy or insolvency proceedings or for reorganization or for arrangement or for the appointment of a receiver or trustee of it or its assets under Applicable Law; (b) proposes a written agreement of composition or extension of all or substantially all of its debts; (c) is served with an involuntary petition against it, filed in any bankruptcy or insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof; (d) becomes subject to any dissolution or liquidation or resolution thereof; (e) makes a general assignment for the benefit of its creditors; or (f) is generally not paying its debts as they fall due unless those debts are subject to a bona fide dispute as to liability or amount.
14.4    ADC Termination Rights. ADC shall have the right, in its sole discretion, to terminate the Agreement with [***] notice if:
(a)    Subject to adjustment as set forth in Section 7.3(a)(ii) if a Failure to Supply occurs, MDT does not complete a purchase of ADC MDT Glucose Sensors during any continuous six (6) month period after Commercial Launch;
(b)    Subject to adjustment as set forth in Section 7.3(a)(ii) if a Failure to Supply occurs, the Commercial Launch does not occur in [***] within [***] after the Effective Date; or
(c)    MDT or any of its Affiliates directly or indirectly acquires all or substantially all of the assets of an independent continuous glucose monitoring company and either of the following (i) or (ii) occurs: (i) MDT fails to achieve the Purchase Volume Threshold in [***] within [***] after first Commercial Launch in the Territory (measured by evaluating the last full twelve calendar months within such [***] period), or (ii) thereafter MDT fails to maintain the Purchase Volume Threshold in the Top Five Markets in each subsequent [***] period. Notwithstanding this clause (c), should MDT purchase volume fail to meet the Purchase Volume Threshold, MDT shall have the right to make a true-up purchase within thirty (30) days from the end of such [***] period, as applicable, to maintain a purchase volume consistent with the Purchase Volume Threshold.
14.5    Termination for Change of Control with or Acquisition of a Competitor.
(a)    If MDT undergoes a Change of Control with a Competitor ADC may immediately terminate this Agreement with written notice to MDT delivered no later than 90 days following the consummation of the Change of Control. Upon consummation of any such transaction or event, MDT shall promptly put in place appropriate firewalls so that no ADC Highly Confidential Information, ADC Improvement IP or ADC Licensed Background IP may be used in connection with any development, manufacture, distribution, marketing or commercialization of a product, device, equipment or system used to sense, measure, or monitor analytes in humans or operation of an analyte data management platform and upon request from ADC pursuant to Section 13.4, MDT shall return or destroy ADC’s Confidential Information.
(b)    If ADC undergoes a Change of Control with a Competitor, MDT may immediately terminate this Agreement with written notice to ADC delivered no later than 90 days following the consummation of the Change of Control. Upon consummation of any such transaction or event, ADC shall promptly put in place appropriate firewalls so that no MDT Highly Confidential Information, MDT Improvement IP or MDT Licensed Background IP is

used in connection with the development, manufacture, distribution, marketing or commercialization of a CSII System or operation of an insulin data management platform and upon request from MDT pursuant to Section 13.4, ADC shall return or destroy MDT’s Confidential Information.
14.6    Effect of Expiration or Termination.
(a)    Upon expiration or termination of this Agreement prior to the Commercial Launch, subject to Applicable Law and the requirements of any ongoing, non-terminable clinical trials set forth in the Integration Plan, the licenses set forth in Sections 6.1 and 6.3 shall immediately terminate.
(b)    Upon expiration or termination of this Agreement after the Commercial Launch:
(i)    MDT shall have the right to make a final purchase of ADC MDT Glucose Sensors to support ongoing customer demands by placing a final Purchase Order in accordance with Section 9.2(b) within ninety (90) days, after which MDT may request and ADC will accommodate delayed delivery of up to [***] after the final purchase order is placed; provided that if this Agreement was terminated by ADC for cause, the purchase price for such ADC MDT Glucose Sensors shall be [***]; and
(ii)    Subject to Section 16.4, solely for the purpose of providing continued access and support to Existing Users, the licenses set forth in Sections 6.1 and 6.3 shall continue and the Parties may continue using each other’s Confidential Information in each case, for a period of [***] following such expiration or termination; provided that, if termination is due to Section 14.5(a), MDT shall ensure that (x) all employees or subcontractors who work with glucose monitoring systems and components thereof, other than the ADC MDT Glucose Sensors (not including any such personnel of MDT whose work with such monitoring systems and components thereof includes only the integration or interoperability of such monitoring systems with the MDT System), do not have access to any of ADC’s Confidential Information and (y) appropriate firewalls and other protections are established so the requirement in foregoing clause (x) can be met.
14.7    Survival of Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Notwithstanding anything to the contrary in this Agreement, the following provisions (and the corresponding licenses, covenants and other agreements therein contained) shall survive the expiration of the Term or termination of this Agreement and shall remain in full force and effect thereafter: Article I (to the extent the definitions are used in the other surviving provisions), Article V, Sections 6.1 (for the period described in Section 14.5(b)), Section 6.2, Section 6.3 (provided that the licenses granted therein shall only survive for the period described in Section 14.6(b)), Section 6.3(g), Section 6.4, Section 6.5, Article XI, Article XII, Article XIII (for the time period set forth in Section 13.6), Section 14.5(b), this Section 14.7, Article XVI and Article XVII. The Quality Agreement shall survive in accordance with its terms.

Article XV
REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1    Representations and Warranties by Each Party. Each Party represents and warrants as of the Effective Date, and where applicable, covenants that:
(a)    such Party is a corporation duly organized, validly existing, and in good standing under the Applicable Laws of the State of Delaware;
(b)    such Party has the full corporate power and authority to execute, deliver, and perform under this Agreement, and has taken all corporate action required by Applicable Law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)    this Agreement constitutes a valid and binding agreement enforceable against such Party in accordance with its terms;
(d)    the execution and delivery of this Agreement and the consummation hereof, do not and shall not (i) conflict with or result in a breach of any provision of such Party’s organizational documents, (ii) result in a breach of any agreement to which it is a party that would impair the performance of its obligations hereunder, or (iii) violate any Applicable Law;
(e)    there is no pending or threatened action, suit, claim, investigation or proceeding against such Party with respect to its right to enter into this Agreement or that challenges or seeks to prevent or enjoin its entry into this Agreement;
(f)    such Party it is not subject to any agreement or order of any Governmental Authority that restricts it from granting the rights and licenses to the other Party set forth in this Agreement;
(g)    such Party is in full compliance at all times and will continue to be in compliance at all times with all Applicable Law (including those related to anti-corruption) and shall not cause the other Party to be in violation of any Applicable Law; and
(h)    on behalf of itself and each of its Affiliates, agents, subcontractors and employees performing activities under this Agreement, that they are not currently, nor have they been within the past five (5) years from the Effective Date, debarred, disqualified, or excluded under any Applicable Law from: (i) providing goods or services to a regulated health care company, (ii) participating in clinical research, (iii) participating in a government procurement or non-procurement program, or (iv) participating in a reimbursed government-funded or financed healthcare program (each, a “Restriction”).
15.2    ADC Representations. ADC represents and warrants as of the Effective Date, and where applicable, covenants that:
(a)    the ADC MDT Glucose Sensors will be manufactured in conformance with cGMPs, the Quality Agreement and all applicable laws and regulations, including to the extent applicable, current good manufacturing practices required by the U.S. FDA, the European Medical Device Regulation and successor requirements.
(b)    the ADC MDT Glucose Sensors will conform to the ADC Specifications at the time of delivery and be free from material defects in design and workmanship;
(c)    the ADC MDT Glucose Sensors will comply with applicable safety and health laws, rules and regulations in each Launch Country;
(d)    to the knowledge of ADC, the manufacture, marketing, distribution, sale, and use of the ADC MDT Glucose Sensors in the agreed Launch Countries does not and will not infringe or violate any valid Intellectual Property right of any third party;
(e)    ADC has not entered into any agreement with a third party that would conflict with its obligations under Section 7.3(a) if such agreement were entered into after the Effective Date; and
15.3    MDT represents and warrants as of the Effective Date, and where applicable, covenants that:
(a)    MDT will only sell or dispense ADC MDT Glucose Sensors for use in connection with the Designated MDT Devices in the agreed Launch Countries.
(b)    the Designated MDT Devices will be manufactured in conformance with cGMPs, the Quality Agreement and all applicable laws and regulations, including to the extent applicable, current good manufacturing practices required by the U.S. FDA, the European Medical Device Directive requirements, the European Medical Device Regulation and successor requirements.
(c)    to the knowledge of MDT, the manufacture, marketing, distribution, sale, and use of the Designated MDT Devices in the agreed Launch Countries does not and will not infringe or violate any valid Intellectual Property right of any third party;
(d)    the Designated MDT Devices will be free from material defects in design and workmanship;
(e)    the Designated MDT Devices will comply with safety and health laws, rules and regulations applicable in each Launch Country;
(f)    MDT has not entered into any agreement with a third party that would conflict with its obligations under Section 7.3(b) if such agreement were entered into after the Effective Date.
15.4    Covenants.
(a)    If any Restriction is proposed, pending or occurs with respect to a Party during the Term, then such Party shall promptly notify the other Party. Upon receipt of notice of a pending or actual Restriction, such other Party may elect, in its sole discretion, to immediately terminate this Agreement.
(b)    No component of the ADC-MDT System shall be provided to any customer unless and until all necessary Regulatory Approvals have been received and thereafter shall only be made available in accordance with such Regulatory Approvals and Applicable Law.
15.5    Non-Solicitation.
(a)    [***]
(b)    [***]
15.6    Disclaimer. THE PARTIES HEREBY ACKNOWLEDGE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY, OR GUARANTEE OF ANY KIND, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY AND (B) THE PARTIES EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
15.7    PRODUCT WARRANTY. EXCEPT FOR THE LIMITED WARRANTY PROVIDED IN THE ADC MDT GLUCOSE SENSORS LABELING AND INSERTS APPROVED BY ADC AND THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, TO THE EXTENT POSSIBLE UNDER LAW, ADC DOES NOT MAKE ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, AND ADC EXCLUDES AND DISCLAIMS ANY OTHER WARRANTIES INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. ADC DOES NOT WARRANT THAT OPERATION OF THE ADC MDT GLUCOSE SENSORS WILL BE UNINTERRUPTED OR ERROR FREE. IF ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS IMPLIED FROM THE SALE OF THE ADC MDT GLUCOSE SENSORS DESPITE ADC’S SPECIFIC DISCLAIMER OF SUCH WARRANTIES, NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL EXTEND FOR A LONGER DURATION THAN ONE YEAR FROM THE ORIGINAL DATE OF PURCHASE OF THE ADC MDT GLUCOSE SENSORS.
Article XVI
INDEMNIFICATION
16.1    ADC Indemnification of MDT. Subject to Section 16.3 and except for claims subject to indemnification from MDT under Section 16.2 or Section 16.4, if any Claim is brought against the MDT Indemnitees that: [***], then ADC will indemnify, defend and hold harmless the MDT Indemnitees at ADC’s expense against any and all damages, losses, liabilities, judgments, fines, amounts paid in settlement, costs and expenses (including the reasonable costs and expenses of attorneys and other professionals) (collectively, “Losses”) arising in connection with such Claim. Notwithstanding the foregoing, ADC’s indemnification obligations under this Section 16.1 shall not apply (i) to any Claims based on the use of [***], (ii) to Claims based on [***]; (iii) Claims based on [***]; (iv) Claims that arise due to [***]; or (v) those Claims for which MDT, in whole or in part, has an obligation to indemnify ADC pursuant to Section 16.2.
16.2    MDT Indemnification of ADC. Subject to Section 16.3 and except for claims subject to indemnification from ADC under Section 16.1 or Section 16.4, if any Claim is brought against the ADC Indemnitees that: [***], then MDT will indemnify, defend and hold harmless the ADC Indemnitees at MDT’s expense against any and all Losses arising in connection with such Claim. Notwithstanding the foregoing, MDT’s indemnification obligations under this Section 16.2 shall not apply (i) to any Claims based on [***], or (ii) with respect to those Claims for which ADC, in whole or in part, has an obligation to indemnify MDT pursuant to Section 16.1.
16.3    Obligations of Party Seeking Indemnification. With respect to any Claim for which either Party seeks indemnification from the other Party under this Article XVI, the Party seeking indemnification shall (i) provide prompt notice to the other Party of the Claim for which indemnification is sought, (ii) allow the other Party to assume the defense of such Claim, (iii) provide reasonable cooperation and assistance to the other Party in the defense of such Claim, and (iv) not settle or otherwise compromise such Claim, or make an admission of liability in relation to such Claim, without the other Party’s prior written consent.
16.4    Infringement Claim for ADC IP. Subject to Section 16.3 and except for claims subject to indemnification from MDT under Section 16.2 or Section 16.5 ADC agrees to indemnify, defend and hold harmless MDT and its Affiliates against all Losses suffered or incurred by MDT or its Affiliates arising out of or in connection with [***] (the “ADC Potentially Infringing Item”), [***]. If MDT is the subject of a Claim in connection with an ADC Potentially Infringing Item, MDT shall immediately notify ADC and ADC shall use Commercially Reasonable Efforts to implement any one of the following actions (i) promptly procure for MDT and its Affiliates and customers a license to such Third Party Intellectual Property, (ii) modify the ADC Potentially Infringing Item(s) to make the ADC Potentially Infringing Item(s) non-infringing with equivalent functionality, or (iii) replace the ADC Potentially Infringing Item(s) with licensed material(s) with equivalent functionality and is non-infringing (an “ADC Potentially Infringing Item Resolution”). If within ninety (90) days of receipt of MDT’s notice of a Claim, ADC fails to implement an ADC Potentially Infringing Item Resolution, then either Party may terminate the Agreement; provided that any such termination will be deemed a termination for material breach of ADC’s obligations to supply ADC MDT Glucose Sensors in accordance with this Agreement. In the event ADC settles any Intellectual Property infringement Claim pending as of the Effective Date or brought against it or MDT in the future that may involve the ADC MDT Glucose Sensors, ADC shall use Commercially Reasonable Efforts to include in any such settlement a license sufficient to cover ADC’s manufacture and supply of ADC MDT Glucose Sensors and MDT’s offering for sale, selling, importing, exporting and Commercialization of the ADC MDT Glucose Sensors in accordance with this Agreement. ADC’s “Proportionate Share” will be [***].

16.5    Infringement Claim for MDT IP. Subject to Section 16.3 and except for claims subject to indemnification from ADC under Section 16.1 or Section 16.4, MDT agrees to indemnify, defend and hold harmless ADC and its Affiliates against all Losses suffered or incurred by ADC or its Affiliates arising out of or in connection with [***] (the “MDT Potentially Infringing Item”), [***]. If ADC is subject of a Claim in connection with a MDT Potentially Infringing Item, ADC shall immediately notify MDT and MDT shall use Commercially Reasonable Efforts to (i) procure a license to such Third Party Intellectual Property, (ii) modify the MDT Potentially Infringing Item(s) to make the MDT Potentially Infringing Item(s) non-infringing with equivalent functionality, or (iii) replace the MDT Potentially Infringing Item(s) with licensed material(s) with equivalent functionality and is non-infringing (the “MDT Potentially Infringing Item Resolution”). If within ninety (90) days of receipt of ADC’s notice of a Claim, MDT fails to implement an MDT Potentially Infringing Item Resolution, then either Party may terminate the Agreement. MDT’s “Proportionate Share” will be [***].
16.6    Participation. ADC may participate in the defense of any Claim under Section 16.2 or 16.5 at its option and in its sole discretion. MDT shall not agree to any settlement or compromise that would be binding on ADC or its Affiliates or involves making an admission of guilt or wrongdoing, without ADC’s prior written consent. MDT may participate in the defense of any Claim under Section 16.1 or 16.4 at its option and in its sole discretion. ADC shall not agree to any settlement or compromise that would be binding on MDT or its Affiliates or involves making an admission of guilt or wrongdoing, without MDT’s prior written consent.
16.7    Limitation of Liability.
(a)    Liability Cap. Except for Claims under Sections 3.6 and 3.7, Article XI, Article XII, Article XIII, and amounts awarded on a Claim with respect to which a Party is entitled to indemnification under this Article XVI, in no event shall a Party’s aggregate liability to the other Party for damages of any nature arising out of or in connection with this Agreement, regardless of the form of action, whether for breach of warranty or contract, in tort (including negligence) or otherwise, exceed [***].
(b)    Consequential Damages. [***]
(c)    It is agreed that the limitation and exclusions of liability set forth in this Section 16.6 are intended by the Parties to be a reflection of the agreed allocation of the commercial risks that may arise out of or occur in connection with this Agreement. Further, the Parties hereto agree that the provisions of Sections 16.7(a) and 16.7(b) that exclude liability for any consequential damages and limit liability of the Parties for other damages shall in no event be invalidated or deemed unenforceable should any limited warranty or remedy set forth in this Agreement fail of its essential purpose (i.e., provide an insufficient remedy).
16.8    Insurance Requirements. During the Term and for [***] after the expiration or termination of this Agreement, each Party shall keep in full force and effect and maintain, at its sole cost and expense, insurance coverage in types and amounts commensurate in its industry (a) for the performance of services substantially similar to the services to be performed hereunder by similarly sized companies, (b) to cover its indemnification and other obligations hereunder, including related to cyber security, technology and data risks, and (c) as otherwise prudent or required by Applicable Law. During the Term, each Party agrees to provide the other Party with certificates of insurance if requested and on an annual basis. At minimum, the Parties shall maintain the insurance scheme in Exhibit 16.8.
Article XVII
MISCELLANEOUS
17.1    Assignment. Except as set forth in Section 17.16, neither Party may assign, delegate, or subcontract this Agreement or any of its rights or duties hereunder, in whole or in part, without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may, without such consent, assign this Agreement in its entirety to one of its Affiliates. A Change of Control of a Party shall not be deemed an assignment, unless a Party undergoes a Change of Control with a Competitor, in which case such transaction shall be deemed an assignment for the purposes of this Section 17.1. Upon assignment of this Agreement, the assignee must provide to the non-assigning Party a written confirmation that assignee has assumed the assigning Party’s obligations under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of each Party. Any purported assignment or delegation in violation of the provisions of this Section 17.1 shall be null and void.
17.2    Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
17.3    Force Majeure. If a Party is prevented from performing or is unable to perform any of its obligations under this Agreement (except for payment obligations) due to any cause beyond its reasonable control, such Party shall give prompt written notice to the other Party, and thereupon the affected Party’s performance shall be excused and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use Commercially Reasonable Efforts to remedy its inability to perform. Such events shall include: acts of god; acts of the public enemy; terrorist acts; insurrections; riots; injunctions; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; floods; earthquakes; shortages of material or energy; delays in the delivery of raw materials; epidemics; pandemics; or other unforeseeable causes beyond the reasonable control of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as reasonably possible. If a force majeure event prevents or will prevent a Party from performance for more than three (3) months, then the other Party may terminate this Agreement upon ten (10) Business Days’ written notice to the non-performing Party.
17.4    No Waiver. No waiver will be implied from the Parties’ course of conduct or any delay or failure to enforce any rights. No provision of this Agreement shall be deemed waived unless such waiver is in writing and signed by an authorized representative of the Party against whom it is sought to be enforced, which waiver shall be effective solely with respect to the incidences set forth therein. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.
17.5    Notices. Any notice or other communication in connection with this Agreement must be in writing and by certified mail, return receipt requested, or by delivery service that provides a written delivery confirmation. Notice shall be effective and deemed to be given when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.
If to ADC:
Abbott Diabetes Care Inc.
1420 Harbor Bay Parkway
Alameda, CA 94502
Attention: Legal Division
with a copy (which shall not constitute notice) to:
Abbott Laboratories
Attention: Legal Division
100 Abbott Park Rd.
Abbott Park, IL 60064
If to MDT:
Medtronic MiniMed, Inc.
18000 Devonshire Street,
Northridge, CA 91325
Attention: Legal
17.6    Independent Contractor. The relationship of the Parties under this Agreement is that of independent contractors. The Parties will not be deemed partners or joint ventures, nor will one Party be deemed an agent or employee of the other Party. Neither Party has any express or implied right under this Agreement to assume or create any obligation on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement, or undertaking with any Third Party, and no conduct of a Party shall be deemed to imply such right.
17.7    Entire Agreement. Each Party acknowledges that in entering into this Agreement it does not rely on any statement, representation, or warranty other than those expressly set forth in this Agreement. This Agreement, the Schedules and Exhibits hereto (which Schedules and Exhibits are deemed to be a part of this Agreement for all purposes), the Integration Plan, the Regulatory Plan, the Commercialization Plan and the Quality Agreement contain the entire agreement between the Parties with respect to their respective subject matter, and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter. In the event of a conflict between this Agreement and the Integration Plan, Regulatory Plan, or Commercialization Plan, this Agreement shall control. In the event of a conflict between this Agreement and the Quality Agreement, the Quality Agreement shall control solely with regard to adverse event reporting and other quality matters, and this Agreement shall control in all other circumstances.
17.8    Amendments. No provisions of this Agreement shall be deemed amended, supplemented, or otherwise modified unless such amendment, supplement, or other modification is in writing and signed by an authorized representative of each Party. The express terms of this Agreement control and supersede any course of performance or dealing inconsistent with any of the terms hereof.
17.9    Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular provisions held to be unenforceable. The Parties will in such an instance use their reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable provision that accomplishes, as nearly as possible, the original intention of the Parties with respect thereto.
17.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by PDF shall constitute an original signature for purposes of this Agreement.
17.11    Dispute Resolution.
(a)    JSC Matters. Any dispute, claim, controversy, or disagreement arising out of, relating to, or in connection with the Integration Plan or Commercialization Plan of the ADC MDT Glucose Sensors and Designated MDT Devices would, in first instance be escalated to the JSC consistent with Section 2.5. If such dispute, claim, controversy, or disagreement (i) cannot be resolved by the JSC or Senior Officers, or (ii) is outside of the scope of the JSC’s functions and responsibilities, such dispute, claim, controversy, or disagreement shall be resolved in accordance with Section 17.11(b), below.
(b)    Non-JSC Matters. Subject to Section 17.11(a), any dispute, claim, controversy, or disagreement arising out of, relating to, or in connection with this Agreement shall be resolved by the state and federal courts located in the State of New York.
(c)    Injunctive Relief. Notwithstanding Sections 17.11(a) and 17.11(b), the Parties agree that any request for provisional remedies and any request for injunctive relief, whether preliminary or permanent, may be brough before and decided by any court of competent jurisdiction and/or through the alternative dispute resolution provisions set forth in Exhibit 17.11, in the discretion of the Party seeking such provisional remedies or injunctive relief.
17.12    Interpretation. The headings of the Articles and Sections of, and any Schedules and Exhibits to, this Agreement have been added for the convenience of the Parties and shall not be deemed a part hereof. Words in the singular shall be deemed to include the plural and vice versa, and words of one gender shall be deemed to include the other gender, as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including any and all of the Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, and Exhibit references are to the Articles, Sections, and Exhibits to this Agreement, unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include any and all Exhibits to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive unless the context clearly requires otherwise. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of the Effective Date and as it may be amended thereafter, unless otherwise specified. References to the performance, discharge, or fulfilment of any liability or obligation in accordance with its terms shall have meaning only to the extent such liability or obligation has terms; if the liability or obligation does not have terms, the reference shall mean performance, discharge, or fulfilment of such liability or obligation.
17.13    Joint Negotiation. This Agreement is the joint product of ADC and MDT, and each provision hereof has been subject to the mutual consultation, negotiation, and agreement of the Parties and their respective legal counsel and advisers, and any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.
17.14    No Other Compensation. MDT and ADC hereby agree that the terms of this Agreement together with the Integration Plan, Regulatory Plan, Commercialization Plan and the Quality Agreement fully define all consideration, compensation and benefits, monetary or otherwise, to be paid, granted or delivered by MDT to ADC and by ADC to MDT in connection with the transactions contemplated herein. Neither ADC nor MDT previously has paid or entered into any other commitment to pay, whether orally or in writing, any ADC or MDT employee, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transactions contemplated herein.
17.15    Records. Each Party shall, and shall ensure that its Affiliates and its and their employees, agents and subcontractors, maintain, in compliance with Applicable Law, complete and accurate records with respect to its performance of the development and Commercialization activities under this Agreement. Such records shall be retained by each Party for at least three (3) years after the termination or expiration of this Agreement, or for such longer period as may be required by Applicable Law.
17.16    Performance by Affiliates and Contractors. Notwithstanding anything else set forth herein, any obligation or right of either Party may be fulfilled or exercised, in whole or in part, at such Party’s sole option, either by such Party directly or by any of its Affiliates or (sub)contractors. In such case, each Party shall remain liable for any such obligation or right as if performed directly by such Party itself.
17.17    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to, or shall, confer upon any Third Party any right, benefit, or remedy of any nature whatsoever under, or by reason of, this Agreement.
{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates set forth below.

ABBOTT DIABETES CARE INC.

By:	/s/ Jared Watkin

Name: Jared Watkin

Title: President, Abbott Diabetes Care

Date:	7/31/2024

MEDTRONIC MINIMED, INC.

By:	/s/ Que Dallara

Name: Que Dallara

Title: President, Medtronic Diabetes

Date:	7/31/2024

SCHEDULE 1.7
ADC MARKS
•FREESTYLE
•LIBRE
•FREESTYLE LIBRE 3 PLUS
• (trade dress for Freestyle Libre 3 Plus)
• (circle sensor trade dress)
•ABBOTT DIABETES CARE
•ABBOTT
•

SCHEDULE 1.32
DESIGNATED MDT DEVICES
The following are Designated MDT Devices. For purposes of this Agreement, MDT Apps and MDT Dosing Sub-System are deemed components of, and are included as, Designated MDT Devices.

MiniMed 780G System
MiniMed Flex [***]
MiniMed Fit (patch pump)

InPen

SCHEDULE 1.72
MDT MARKS
•Medtronic Diabetes
•Medtronic MiniMed
•MiniMed
•MiniMed 780G System
•MiniMed Flex
•MiniMed Fit
•MiniMed InPen
•Companion InPen
•SmartGuard
•Meal Detection
•CareLink

SCHEDULE 1.81
MINIMUM ORDER QUANTITY
[***]

SCHEDULE 2.1
INITIAL MEMBERS OF JSC
[***]

Schedule 10.6
Example Threshold and Pricing Calculations
[***]

EXHIBIT 16.8
INSURANCE
1.Each Party will obtain and maintain for at least the duration of the Agreement, at its own cost and expense, the following kinds and amounts of insurance providing coverage for their operations:
1.1Comprehensive General Liability insurance, including products and completed operations and contractual liability, providing coverage resulting from bodily injury, property damage, personal injury, and advertising injury with a minimum limit of [***];
1.2Network Security and Privacy Liability (Cyber) insurance with a minimum limit of [***], covering all acts, errors, omissions, negligence, and including coverage for unauthorized access, failure of security, breach of privacy perils, as well at notification costs and regulatory defense. Either Party may meet these insurance requirements by using a combination of primary insurance and excess/umbrella insurance.
2.The above required insurance policies shall be insured through licensed insurers authorized to do business and on policy forms approved for use in the jurisdiction of the Agreement and have a minimum A.M. Best financial rating (or equivalent rating agency outside of the U.S. if a carrier is not rated by A.M. Best) of “A-VII”, size “IX”. Unless otherwise stated, all policies shall be primary and non-contributory to any other insurance available to an additional insured as required herein.
3.Each Party shall furnish to the other Party on an annual basis a certificate of insurance signed by an authorized representative of the other Party’s insurance, giving evidence of such insurance in an acceptable form. In the event of any notice or action to cancel, non-renew, or materially change the above required insurance, each Party shall provide the other advance notice of such change.
4.The acceptance by each Party of certificates of insurance providing for other or different coverage than herein required to be furnished, shall in no event be deemed to be a waiver of any provisions of this Agreement. Furthermore, the minimum limits of liability or conditions required in this Exhibit do not in any way limit any indemnity obligation or other liability of the Parties under this Agreement.